UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

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Exchange Act of 1934 (Amendment No.  )

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Century Communities, Inc.

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2024

CENTURY COMMUNITIES®

NOTICE OF ANNUAL MEETING

of Stockholders and Proxy Statement

MAY 8, 2024

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

FROM OUR CHAIRMAN OF THE BOARD AND CO-CHIEF EXECUTIVE OFFICERS

March 27, 2024

Dear Fellow Stockholders:

We are extremely pleased with the performance and resilience demonstrated by the Century Communities team throughout 2023, which was a difficult yet rewarding year for our Company. The year began with home buyers sitting on the sidelines still trying to adjust to the rapidly rising mortgage rates that began in the second half of 2022 and continued into 2023. As interest rates began to stabilize, homebuyers returned to the market, highlighting the strong underlying demand for new homes driven by positive demographics and lack of existing home inventory.

As demand for new homes improved, we quickly increased the number of homes under production, ramped up our land acquisition efforts and focused incentives to monetize homes with near term deliveries. As the result of these initiatives, we saw our deliveries and profitability improve in the second half of 2023 over levels in the first half of the year, with fourth quarter 2023 deliveries rising to the highest quarterly level in our history.

Our goal as a Company is to provide our homebuyer with A Home for Every Dream® and we accomplish this by offering our customers some of the most affordable homes in our industry. Our focus on this goal enabled us to overcome the challenges encountered in 2023. As a result, we achieved our 21st consecutive year of profitability and ended the year with the strongest balance sheet, lowest leverage and highest share price of any year end in our entire history.

Together with the Board of Directors and the management team at Century Communities, we are pleased to invite you to our 2024 Annual Meeting of Stockholders, which will be held at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, at 1:00 p.m. local time, on Wednesday, May 8, 2024.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (1) to elect seven directors to serve for the ensuing year as members of the Board of Directors of Century; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; (3) to approve, on an advisory basis, our executive compensation; (4) to approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and (5) to transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof. The accompanying Notice of 2024 Annual Meeting of Stockholders and proxy statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the seven nominees for director named in the proxy statement; for a frequency of every ONE YEAR for future advisory votes on executive compensation; and FOR the approval of the other proposals being submitted to a vote of stockholders.

Voting your shares of Century common stock is easily achieved without the need to attend the Annual Meeting in person. Regardless of the number of shares of Century common stock that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors, we thank you for your participation, investment and continued support.

Sincerely,

Robert J. Francescon Co-Chief Executive Officer and President Dale Francescon Chairman of the Board and Co-Chief Executive Officer

Century Communities, Inc. – 2024 Proxy Statement	2

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

The 2024 Annual Meeting of Stockholders of Century Communities, Inc., a Delaware corporation, will be held on Wednesday, May 8, 2024, at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, for the following purposes:

1.	To elect seven directors to serve as members of the Board of Directors of Century until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the proxy statement for election to the Board of Directors are: Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, James M. Lippman, and Elisa Zúñiga Ramírez;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3.	To approve, on an advisory basis, our executive compensation;

4.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof.

The proxy statement accompanying this Notice describes each of these items of business in detail. Only holders of record of our common stock at the close of business on March 11, 2024 are entitled to notice of, to attend, and to vote at the Annual Meeting or any continuation, postponement, or adjournment thereof. A list of such stockholders will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than 10 days prior to the Annual Meeting.

To ensure your representation at the Annual Meeting, you are urged to vote your shares of Century common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your shares of Century common stock are held by a bank, broker, or other agent, please follow the instructions from your bank, broker, or other agent to have your shares voted.

BY ORDER OF THE BOARD OF DIRECTORS Dale Francescon Chairman of the Board and Co-Chief Executive Officer

Greenwood Village, Colorado

March 27, 2024

Century Communities, Inc. – 2024 Proxy Statement	3

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References in this proxy statement to:

●	“Century,” “we,” “us,” “our,” or the “Company” refer to Century Communities, Inc.;

●	“Board” refer to the Board of Directors of Century;

●	“Annual Meeting” or “meeting” refer to our 2024 Annual Meeting of Stockholders; and

●	“2023 Annual Report” or “2023 Annual Report to Stockholders” refer to our Annual Report to Stockholders for 2023, including our Annual Report on Form 10-K for the year ended December 31, 2023, being made available together with this proxy statement.

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

™ and ® denote trademarks and registered trademarks of Century Communities, Inc. or our affiliates, registered as indicated in the United States. All other trademarks and trade names referred to in this proxy statement are the property of their respective owners.

Century Communities, Inc. – 2024 Proxy Statement	5

PROXY STATEMENT SUMMARY

This executive summary provides an overview of the information included in this proxy statement. We recommend that you review the entire proxy statement and our 2023 Annual Report to Stockholders before voting.

2024 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME

Wednesday, May 8, 2024

1:00 p.m. (Mountain Time)

LOCATION

Hyatt Regency

Denver Tech Center

7800 East Tufts Avenue

Denver, CO 80237

RECORD DATE

Holders of record of our common stock at the close of business on March 11, 2024 are entitled to notice of, to attend, and to vote at the 2024 Annual Meeting of Stockholders or any continuation, postponement, or adjournment thereof.

VOTING ITEMS

Proposal	Board’s Vote Recommendation	Page
Proposal No. 1: Election of directors	FOR	35
Proposal No. 2: Ratification of appointment of independent registered public accounting firm	FOR	41
Proposal No. 3: Advisory vote on executive compensation	FOR	44
Proposal No. 4: Advisory vote on frequency of future advisory votes on executive compensation	ONE YEAR	47

___________________

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Wednesday, May 8, 2024

This proxy statement and our 2023 Annual Report of Stockholders are available on the Internet, free of charge, at www.proxyvote.com commencing on or about March 27, 2024. On this website, you will be able to access this proxy statement, our 2023 Annual Report, and any amendments or supplements to these materials that are required to be furnished to stockholders. We encourage you to access and review all of the important information contained in the proxy materials before voting. We will mail paper copies of these materials, together with a proxy card, within three business days of a request properly made by a stockholder entitled to vote at the 2024 Annual Meeting of Stockholders.

Century Communities, Inc. – 2024 Proxy Statement	6

WHO WE ARE

Century Communities, Inc. is a leading national U.S. homebuilder. We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in 18 states across the United States. We market and sell homes under both the Century Communities and Century Complete brands. As of December 31, 2023, we operated in the 18 states and over 45 markets depicted below. We also offer title, insurance, and lending services in select markets.

Since 2018, positive macro-economic conditions, along with our operating efficiencies, business strategy and geographic expansion through the acquisition of other homebuilders and organic entrances into new markets has resulted in significant increases in home sale deliveries, total revenues, net income, and total stockholders’ equity.

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2023 BUSINESS HIGHLIGHTS

Highlights of our achievements for 2023, include:

FINANCIAL

$3.6 billion	Home Sales Revenues Achieved $3.6 billion in home sales revenues, exceeding our guidance for the year
22.4 percent	Net Homebuilding Debt to Net Capital* Net homebuilding debt to net capital decreased to 22.4% as of December 31, 2023, our lowest year end level in our history as a public company
$91.14 share	Stock Price per Share Stock price per share increased by over 82% on a year-over-year basis to a year end record of $91.14 as of December 31, 2023
$75.12 share	Book Value per Share Book value per share increased by 11% on a year-over-year basis to a record of $75.12 as of December 31, 2023
$0.92 share	Cash Dividend Increased quarterly cash dividend to $0.23 per share in March 2023 from $0.20 per share, a 15% increase, to a total of $0.92 per share for the year ended December 31, 2023

OPERATIONAL

251	Selling Communities Year-end selling communities of 251 increased 21% year-over-year
9,568	Home Deliveries Delivered 9,568 homes, exceeding guidance as we continued to benefit from improved cycle times and increased levels of home starts
73,720	Lots Owned We have continued to strategically manage our lot pipeline, resulting in 73,720 lots owned and controlled at December 31, 2023, a 38.8% increase as compared to December 31, 2022
92%

Entry-Level Homes

Of the 9,568 homes delivered during 2023, approximately 92% of our deliveries were made to entry-level homebuyers that were below Federal Housing Administration-insured mortgage limits

STRATEGIC

Properly Incentivized Homes with Near-Term Completions to Turn Inventories

Given the volatility of interest rates in 2023, we prioritized our sales efforts on properly incentivizing homes with near-term completions to turn inventories

Increased Spec Builds 99% of total home deliveries were spec builds compared to 96% of total deliveries in 2022

Continued Focus on Entry Level and Move-in-Ready/Spec Home Construction

Our focus on spec homes allowed us to more easily monetize land, produce homes more efficiently and turn inventories more quickly, while allowing buyers to purchase quick-move-in homes and lock in mortgage rates

*See Appendix A for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

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CORPORATE GOVERNANCE HIGHLIGHTS

Annual election of all directors	Annual say-on-pay vote
Majority vote standard for uncontested director elections, with a director resignation policy	Meaningful stock ownership and retention requirements
Over 70% of directors are independent	Hedging, pledging, and stock option repricing prohibitions
Recent Board refreshment efforts	Double trigger change in control arrangements
Emphasis on gender and racial/ethnic diversity in Board refreshment efforts	Clawback policy
Independent presiding director	No poison pill
Board oversight of cybersecurity, ESG and other risks	Single class of stock
Robust Board and committee evaluations	Updated insider trading policy

STOCKHOLDER ENGAGEMENT

We are committed to a robust and proactive stockholder engagement program. The Board of Directors values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year.

During 2023, our executives held approximately 200 meetings with stockholders. Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures. Some of the actions we have taken in response to feedback over the last several years are described below.

What We Heard:	What We Did:
Increase stockholder influence over director elections.	We adopted a majority vote standard for uncontested director elections, with a director resignation policy, instead of a plurality vote standard.
Increase Board gender diversity.	We added Elisa Zúñiga Ramírez and Patricia L. Arvielo to the Board of Directors in 2023 and 2021, respectively, and remain committed to including female candidates in our initial list of director candidates in future searches.
Increase Board racial/ethnic diversity.	We considered racial/ethnic diversity in our recent searches for new directors and remain committed to including racially/ethnically diverse candidates in our initial list of director candidates in future searches. Elisa Zúñiga Ramírez and Patricia L. Arvielo are both Hispanic.
Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our directors and executives to ensure that their interests would be closely aligned with those of our stockholders. All of our directors and executives are in compliance with our stock ownership guidelines. We also adopted an anti-hedging/pledging policy.

Century Communities, Inc. – 2024 Proxy Statement	9

What We Heard:	What We Did:
Dale Francescon and Robert J. Francescon beneficially own 6.1% and 5.2%, respectively, of our outstanding common stock, and together beneficially own 11.3% of our outstanding common stock.
Emphasize long-term incentives.	Our long-term incentive (LTI) program provides for significant LTI opportunities for our executives, which for 2023 constituted 53% of our Co-Chief Executive Officer (Co-CEOs) target total direct compensation and 47% for our former Chief Financial Officer (CFO), and comprised of 100% performance share unit (PSU) awards, which have a three-year performance period and then a one-year holding period on the shares issued in settlement thereof.
Emphasize performance-based compensation elements.	90% of our Co-CEO target compensation and 85% of our former CFO target compensation for 2023 is performance-based.
Increase disclosure on corporate governance and executive compensation.	Each year, we have increased and improved our corporate governance and executive compensation disclosures, with an eye towards transparency and readability.
Ensure the recovery of incentive compensation based on incorrect calculations resulting from a financial restatement.	In 2023, we strengthened our clawback policy to provide for a mandatory clawback of incentive compensation paid to current and former executives under certain circumstances.

BOARD COMPOSITION AND KEY QUALIFICATIONS

The following describes the current diversity, age and tenure of our Board of Directors:

Century Communities, Inc. – 2024 Proxy Statement	10

The following are some of the key qualifications, skills, and experiences of our Board of Directors:

Director	CEO/Senior Officer Experience	Financial/ Accounting/ Finance Experience	Homebuilding/Real Estate Industry Experience	Sales/ Marketing Experience	Corporate Governance	ESG Experience
Dale Francescon	●	●	●	●	●	●
Robert J. Francescon	●	●	●	●	●	●
Patricia L. Arvielo	●	●	●	●
John P. Box	●	●	●	●	●
Keith R. Guericke	●	●	●	●	●
James M. Lippman	●	●	●	●	●
Elisa Zúñiga Ramírez	●	●	●		●	●

The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board.

BOARD NOMINEES

Below are the directors nominated for election by stockholders at the Annual Meeting for a one-year term. The Board of Directors recommends a vote “FOR” each of these nominees.

Director	Age	Serving Since	Independent	Committees	Other Public Boards
Dale Francescon(1)	71	2013	No(2)	N/A	0
Robert J. Francescon	66	2013	No(2)	N/A	0
Patricia L. Arvielo	59	2021	Yes	Audit, Compensation, Nominating and Corporate Governance	0
John P. Box	77	2014	Yes	Audit, Compensation, Nominating and Corporate Governance	0
Keith R. Guericke(1)	75	2013	Yes	Audit, Compensation, Nominating and Corporate Governance	1
James M. Lippman	66	2013	Yes	Audit, Compensation, Nominating and Corporate Governance	0
Elisa Zúñiga Ramírez	55	2023	Yes	Audit	2

(1)	Dale Francescon serves as Chairman of the Board of Directors. Because the Board endorses the concept of an independent, non-employee director being in a position of leadership, Keith R. Guericke serves as the presiding independent director.

(2)	Dale Francescon and Robert J. Francescon are not independent because they serve as Century’s Co-Chief Executive Officers.

Century Communities, Inc. – 2024 Proxy Statement	11

EXECUTIVE COMPENSATION BEST PRACTICES

Our compensation practices include many best practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance in our equity-based incentive awards	No guaranteed bonuses
Use a mix of performance measures and caps on payouts	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Maintain a clawback policy	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

2023 EXECUTIVE COMPENSATION ACTIONS

For 2023, our only named executive officers were our Co-Chief Executive Officers and former Chief Financial Officer. Our CFO voluntarily resigned effective March 22, 2024. 2023 compensation actions and incentive plan outcomes based on performance are summarized below:

Pay Element	2023 Actions
Base Salary	● No base salary increases for our Co-CEOs or former CFO occurred during 2023.
Short-Term Incentive

●     The threshold, target and maximum short-term incentive award opportunities for 2023 were the same as in 2022 and were 175%, 350% and 700% of base salary, respectively, for our Co-CEOs and 125%, 250% and 500% of base salary, respectively, for our former CFO.

●     Performance metrics were revenue (20%), EBITDA, as adjusted (60%), and closings (20%) for our Co-CEOs and former CFO.

●     Actual performance exceeded maximum for all three performance metrics.

Long-Term Incentives

●     The target long-term incentive award opportunities for 2023 were the same as in 2022 and were 500% of base salary for our Co-CEOs and 313% of base salary for our former CFO.

●     Our 2023 long-term incentive program consisted of 100% performance share unit awards, which may vest and be paid out in shares of our common stock dependent upon the achievement of a cumulative adjusted pre-tax income goal for the years 2023-2025. All net shares issued in settlement of these PSU awards are subject to a one-year mandatory holding period.

Century Communities, Inc. – 2024 Proxy Statement	12

Pay Element	2023 Actions
● Our 2021 PSU awards were paid out at the maximum payout level, based on our 2021-2023 cumulative adjusted pre-tax income.
Other Compensation Related Actions	● Approximately 93% of votes cast at our 2023 Annual Meeting of Stockholders were in favor of our annual say-on-pay vote.

2025 ANNUAL MEETING OF STOCKHOLDERS

We anticipate that our 2025 Annual Meeting of Stockholders will be held on Wednesday, May 7, 2025. The following are important dates in connection with our 2025 Annual Meeting of Stockholders.

Stockholder Action	Submission Deadline
Proposal Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934	No later than November 12, 2024
Nomination of a Candidate Pursuant to our Bylaws	Between January 8, 2025 and February 7, 2025
Proposal of Other Business for Consideration Pursuant to our Bylaws	Between January 8, 2025 and February 7, 2025

Century Communities, Inc. – 2024 Proxy Statement	13

OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

ESG Approach AND MISSION

Century’s Board and management consider environmental sustainability, social responsibility and effective corporate governance throughout our business. Our ESG reporting is aligned with the Sustainability Accounting Standards Board (SASB) industry-specific reporting standards as well as the Global Reporting Initiative (GRI) sustainability reporting standards.

Our mission is to create thriving, enduring neighborhoods by building new homes with lasting livability. We believe our commitment to pursuing environmental, social and governance initiatives can be achieved in parallel with and in furtherance of the interests of our homeowners as well as the long-term interests of our stockholders. The integration of sustainable business practices creates lasting results that benefit all our stakeholders, including our customers, employees, stockholders, investors, and the communities in which we live and operate.

esg INITIATIVES

As a leading national home builder, we believe we can play an important role in building a sustainable future for our employees, our homeowners, our environment and the communities in which we live and build while we operate in an ethical, environmentally and socially responsible manner. Specific to our industry, we are focused on the following opportunities related to climate change, sustainability and social responsibility:

Building affordably priced homes that allow homeowners to reduce their carbon footprint by utilizing smart home technology to reduce energy consumption and conserve water;
Seeking to understand not only the carbon footprint of the homes that we build, but also their embodied carbon footprint – the climate impact associated with the materials that go into our homes;
Engaging our vendors to review product-specific manufacturer embodied carbon data and work towards an assessment of how our embodied carbon impact differs by vendor and floor plan;
Completing a GHG inventory to better contextualize the trend in our environmental impact over time and evaluate our efforts to date in incorporating efficient and waste reducing practices into our homebuilding operations;
Maintaining our Task Force on Climate-related Financial Disclosures (TCFD)-aligned Climate Risk and Opportunities Assessment to assess both our updated physical and transition risks and opportunities as a company;
Developing land in a responsible manner and striving to minimize the environmental impact;
Giving back to the communities in which we operate through charitable contributions at the corporate level, the matching of employee donations, and the support of volunteer opportunities for our team members;
Complying with all relevant and applicable local, state and federal environmental laws, policies and regulations;
Maintaining work environments conducive to the health and safety of our employees, our trade partners, the public and our valued homeowners;
Creating a culture that fosters diversity, inclusivity, dignity and respect with equal employment opportunity hiring practices and policies with competitive benefit packages, which is reinforced by our employee trainings related to anti-harassment and anti-discrimination, annual training on the Century Code of Business Conduct and Ethics, and commitment to pay equity; and

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Ensuring Board oversight on ESG matters, including general compliance with laws, applicable laws, including SEC and those affecting ESG issues, as well as risk management and climate-related and sustainability risks.

Specific examples of environmentally sensitive products that we incorporate into many of our homes include:

ENERGY STAR® appliances;
ENERGY STAR® Certified smart thermostats;
100% low Volatile Organic Compound (VOC) paints;
Energy-efficient HVAC units with whole-home air purification systems;
Efficient LED lighting;
WaterSense® Certified kitchen and bathroom fixtures and low-flow toilets; and
Solar power, heat pumps and fully electric communities in select markets.

esg COMMITMENTS

ENVIRONMENTAL COMMITMENTS: We are committed to operating in an environmentally responsible manner to reduce our impact on climate change, conserve natural resources and operate in compliance with environmental regulations.

SOCIAL COMMITMENTS: We are committed to being a socially responsible employer by fostering an environment of diversity and inclusion across our business, operating ethically and supporting our local communities.

GOVERNANCE COMMITMENTS: We are committed to building a culture dedicated to ethical business behavior and responsible corporate activity. This extends to our business partners’ vendor agreements which share our commitment to employee health & safety, human rights, and environmental stewardship. We believe strong corporate governance through Board and management teams that are engaged on ESG topics is the foundation to delivering on our commitments.

esg DISCLOSURES

The Board of Directors believes environmental stewardship and social responsibility are important elements in driving long-term, organizational success. Century’s ESG initiatives and disclosures to the market include our ESG Reports published in 2021 and 2023, the Human Rights Policy Statement, our Commitment to Training and Professional Development, the Labor Rights Policy, our Commitment to Diversity and Inclusion and our Vendor Code of Conduct, as well as the “Investors-ESG” section of our website located at www.centurycommunities.com. In 2023 we further updated our Labor Rights Policy, our Commitment to Diversity and Inclusion and our Vendor Code of Conduct.

In our 2021 report, we published our first corporate greenhouse gas (GHG) emissions inventory for 2020. In our 2023 report we provided the results of our GHG emissions inventory for 2022, 2021, and 2019. In 2022, we also completed our first TCFD-aligned climate risk and opportunity assessment to provide more detailed insights on the risks and opportunities of a changing climate.

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CORPORATE GOVERNANCE

Governance best PRACTICES

We maintain several corporate governance best practices, which are designed to promote actions that benefit our stockholders and create a framework for our decision-making.

Annual election of all directors	All directors are elected annually for a one-year term.
Majority vote standard for uncontested director elections, with a director resignation policy	We have a majority voting standard for uncontested director elections, and directors who do not receive more votes “FOR” than “AGAINST” their election must offer to resign from the Board.
Two-thirds of our directors are independent	Five of the seven directors on our Board are independent.
Annual Board and committee evaluations	It is our policy to conduct annual Board and committees performance self-evaluations.
Overboarding policy	We limit the number of public company boards on which our directors may serve.
No poison pill	We believe that not having a poison pill benefits our stockholders by not discouraging takeover attempts that may increase value for our stockholders.
Board oversight of ESG initiatives	While the Nominating and Corporate Governance Committee has been delegated oversight authority of our ESG initiatives, the Audit Committee is responsible for climate-related and sustainability risks.
Emphasis on gender and racial/ethnic diversity in Board refreshment efforts	The Board recently added two female directors to the Board, both whom are Hispanic.
Robust stockholder outreach program	Each year, our executives hold numerous meetings to seek stockholder input and strive to take actions that reflect the input received.
Annual say-on-pay vote	Our Board recommended, and our stockholders voted in favor of, an annual advisory stockholder vote on executive compensation.
Officer and director stock ownership requirements	We have robust stock ownership guidelines for our directors and officers that require maintenance of a specified level of ownership based on compensation.
Hedging and pledging prohibitions	We prohibit certain employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading.
Require a double trigger for cash severance and accelerated vesting of equity upon a change in control	The double trigger feature incentivizes executives to accept or continue employment with Century in the event of a change in control event.
Clawback policy	In 2023, we strengthened our clawback policy to provide for a mandatory clawback of incentive compensation paid to current and former executives in the event of a financial restatement.
Updated insider trading policy	In 2023, we updated our insider trading policy.
Single class of stock	We have a single class of stock, so our stockholders all have equal voting rights.

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role of The board

The Board of Directors is elected by the stockholders to oversee their interests in the long-term health, financial strength, and overall success of our business. The Board serves as the ultimate decision-making body of our Company, except for those matters reserved for or shared with our stockholders. The Board oversees our governance practices, the proper safeguarding of our assets, the maintenance of appropriate financial and other internal controls, and our compliance with applicable laws and regulations. The Board selects our Chief Executive Officers and oversees the members of senior management, who are charged by the Board with conducting the business of our Company.

Key Responsibilities of the Board
Oversight of Business Strategy	Oversight of Risk	Oversight of Succession Planning
The Board oversees and monitors strategic planning.	The Board oversees risk management.	The Board oversees management succession planning.
Business strategy is a key focus at the Board level and embedded in the work of Board committees.	Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.	The Compensation Committee, which meets regularly and reports back to the full Board, has primary responsibility for developing succession plans for the CEO position and other key positions.
Company management is charged with executing our business strategy and provides regular performance updates to the Board.	Company management is charged with managing risk through robust internal processes and effective internal controls.	The Co-CEOs are charged with preparing, and reviewing with the Compensation Committee, talent development plans for senior executives and their potential successors.

board Oversight OF BUSINESS STRATEGY

The Board of Directors oversees our strategic direction and business activities. Throughout the year, the Board and management discuss our short and long-term business strategy. As part of our long-term strategy, management typically formulates three-year financial targets against which performance is reviewed by the Board.

With respect to our short-term strategy, at the beginning of each year, our management presents to the Board a proposed annual business plan for the year and receives input from the Board and a final annual business plan is approved by the Board. At each subsequent regular Board meeting, the Board reviews our operating and financial performance relative to the annual business plan.

Century Communities, Inc. – 2024 Proxy Statement	17

board role in Risk Oversight

Risk is inherent with every business. We face a number of risks, including financial (accounting, credit, interest rate, liquidity, and tax), operational, political, strategic, regulatory, compliance, legal, cybersecurity, competitive, and reputational risks.

Our management is responsible for the day-to-day management of risks faced by us, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to us. Our Co-Chief Executive Officers, as members of the Board, attend the Board meetings and discuss with the full Board the strategies and risks facing our Company.

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees (the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee), each of which addresses risks specific to its respective areas of oversight. In addition, with respect to other risks that arise from time to time, the Board oversees those as well.

SELECTED AREAS OF BOARD RISK OVERSIGHT

CYBERSECURITY: Our Audit Committee, comprised fully of independent directors, is responsible for oversight of our (i) information security policies, including periodic assessment of risk of information security breach, training program, significant threat changes and vulnerabilities and monitoring metrics and (ii) effectiveness of information security policy implementation. Members of management meet with the Audit Committee on a regular basis to review and discuss risk exposure related to our IT systems and data privacy. The purpose of these management updates is to inform the Audit Committee of potential risks related to our IT systems and data privacy, as well as any relevant mitigation or remediation tactics being implemented.

Since September 2022, we have engaged a seasoned cyber consultant from the global cybersecurity risk firm, Kroll, LLC, to provide CISO-level advisory services to assist our technology teams, business leadership and Board of Directors with guidance and direction as we continue to strengthen our security systems and improve our cyber readiness, as well as to provide insight and intelligence on existing and emerging threat landscapes. The scope of service includes reviewing our current information security policies, past and current security reports, cybersecurity program, and staffing models to assess our ability to prevent and respond to cyberattack incidents and mitigate any impacts they may have. In addition, we have retained special data security legal counsel at a leading U.S. law firm whose practice focuses on data breach response and security compliance issues. This legal counsel is specialized in investigating and responding to an event compromising information and systems security, working closely with client resources, third-party forensic consulting experts and law enforcement to identify the nature and scope of a compromise. We also have retained special data privacy legal counsel to assist us in our compliance with the data privacy laws in the various jurisdictions in which we operate our business.

Century Communities, Inc. – 2024 Proxy Statement	18

In the past three years, we have not experienced any material computer data security breaches as a result of a compromise of our information systems and we are not aware and have not had a significant cybersecurity breach or attack that had a material impact on our business or operating results to date. Maintaining a robust information security system is an ongoing priority for us and we plan to continue to identify and evaluate new, emerging risks to data protection and cybersecurity both within our Company and through our engagement of third-party service providers like Kroll.

HUMAN CAPITAL AND CULTURE: The Board is actively engaged in overseeing our people and culture strategy. The Compensation Committee reviews and reports back to the Board on a broad range of human capital management topics, including talent management; leadership development; retention; culture; employee engagement; employee education and training; diversity, equity and inclusion; and equality and fairness.

ESG: The Board is ultimately responsible for oversight of our ESG initiatives. The Nominating and Corporate Governance Committee has been delegated responsibility for ESG oversight and approves our ESG related policy statements and our ESG report. In 2023, we published an updated ESG report and intend to do so again in 2024. The Compensation Committee has oversight of human capital management, as well as our diversity, equity and inclusion initiatives. The Audit Committee has oversight over general compliance with laws, applicable laws, including SEC and those affecting ESG issues, as well as risk management and climate-related and sustainability risks. In carrying out its responsibilities for ESG oversight, the Nominating and Corporate Governance Committee coordinates with the Compensation Committee and the Audit Committee on ESG-related subjects.

MANAGEMENT SUCCESSION PLAnning and development

The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of members of our senior management team. This responsibility is reflected in our Corporate Governance Guidelines, which provide for a review of CEO succession planning and management development, and the charter of the Compensation Committee, which requires the Compensation Committee to assist the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans, which includes transitional leadership in the event of an unplanned vacancy.

In furtherance of the foregoing, the Co-Chief Executive Officers provide an annual succession planning report to the Compensation Committee, which summarizes the overall composition of our senior leadership team, including their professional qualifications, tenure, and work experience. The report also identifies internal members of the management team who are viewed as potential successors to a variety of senior leadership roles. Succession planning is also regularly discussed in executive sessions of the Board of Directors. Our directors become familiar with internal potential successors for key leadership positions through various means, including the annual succession planning report and Board of Directors and committee meetings, and less formal interactions throughout the course of the year.

Century Communities, Inc. – 2024 Proxy Statement	19

Board Leadership Structure

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. Our current leadership structure is comprised of a combined Chairman of the Board and Co-CEO, a presiding independent director, Board committees led by independent directors, and active engagement by all directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by our independent directors. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business, what is in the best interests of our stockholders and feedback from our stockholder engagement efforts.

Current Board Leadership Structure

Combined Chairman of the Board and Co-CEO	Independent Presiding Independent Director
Independent Committee Chairs

Audit	Compensation	Nominating and Corporate Governance
Active Engagement by all Directors

Our Corporate Governance Guidelines do not require the separation of the offices of the Chairman of the Board and the Chief Executive Officers. While Dale Francescon serves as Chairman of the Board and Co-Chief Executive Officer, the Board endorses the concept of an independent director being in a position of leadership and, thus, Keith R. Guericke serves as our presiding independent director. The Board has determined that this current leadership structure is appropriate and in the best interests of the Company and its stockholders at this time for several reasons, including:

●	both Dale Francescon’s and Robert J. Francescon’s extensive knowledge of our Company, business, and industry, obtained through founding the Company, over 20 years of service to our Company, and over 30 years of experience in the homebuilding industry, which benefit Board leadership and the Board’s decision-making process through their active roles as Co-Chief Executive Officers, and in the case of Dale Francescon, Chairman of the Board;

Century Communities, Inc. – 2024 Proxy Statement	20

●	unification of Board leadership and strategic direction as implemented by our management; and
●	appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged presiding independent director and Board.

All Board members play an active role in overseeing our business both at the Board and committee levels. As part of each regularly scheduled Board and committee meetings, the independent directors have an opportunity to meet in executive session without the Co-CEOs present, which executive sessions are chaired by the presiding independent director or committee chair. These meetings allow our independent directors to discuss issues of importance to the Company, including the business and affairs of the Company, as well as matters concerning management, without any members of management present.

Director Independence

Under the listing standards and rules of the New York Stock Exchange (NYSE), independent directors must comprise a majority of a listed company’s board of directors. Under the NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

NYSE rules also require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit committee members must also satisfy heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act), and compensation committee members must satisfy heightened independence criteria set forth in the NYSE rules.

The Board has undertaken a review of its composition, the composition of its Board committees, and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment, and affiliations, including family relationships with us, our senior management, and our independent registered public accounting firm, the Board has determined that all but two of our directors, Dale Francescon and Robert J. Francescon, are independent directors under the standards established by the SEC and the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Century and all other facts and circumstances the Board deemed relevant in determining their independence.

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Executive Sessions

Our independent directors meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors are typically held in conjunction with regularly scheduled Board and committee meetings.

Our independent directors have appointed an independent director (referred to as the “presiding director”) to preside over the executive sessions of the independent directors. Keith R. Guericke serves as our presiding director. The main duties of the presiding director are to (i) preside at regularly scheduled executive sessions or other meetings of the independent directors; (ii) serve as liaison between the Chairman of the Board and the Co-Chief Executive Officers, on the one hand, and the independent directors, on the other hand, by means of consulting with the Chairman of the Board and the Co-Chief Executive Officers as to agenda items for Board and committee meetings and advising them of the outcome of such meetings, as necessary; and (iii) coordinate with Board committee chairs in the development and recommendations of Board and Board committee meeting agendas.

Committees of the Board of Directors

We currently have three standing committees of the Board: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board may establish other Board committees as it deems necessary or appropriate from time to time.

Each Board committee has a formal written charter, which, among other things, authorizes the committee to retain independent advisors as it deems necessary to carry out its responsibilities. Each Board committee reviews and evaluates, at least annually, the performance of the committee, including compliance with its charter.

Below are our directors and their current committee memberships.

Director	Board	Audit	Compensation	Nominating and Corporate Governance
Dale Francescon	●
Robert J. Francescon	●
Patricia L. Arvielo	●	●	●	●
John P. Box	●	●	●	Chair
Keith R. Guericke	●	Chair	●	●
James M. Lippman	●	●	Chair	●
Elisa Zúñiga Ramírez	●	●

Board and Board Committee Meetings; Attendance

The Board held five meetings during 2023. All directors attended at least 75% of the combined total of (i) all Board meetings during which the director was a director and (ii) all meetings of committees of the Board of which the director was a member during 2023. We expect all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2023 Annual Meeting of Stockholders held on May 3, 2023 attended the meeting.

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Audit Committee

Key Responsibilities and Activities

●     Oversees (i) our financial reporting, auditing, and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management;

●     Responsible for the appointment, retention, and termination of our independent auditors, and determines the compensation of our independent auditors;

●     Reviews with the independent auditors the plans and results of the audit engagement;

●     Evaluates the qualifications, performance, and independence of our independent auditors;

●     Has sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●     Reviews the adequacy of policies that govern risk exposure involving cybersecurity, data privacy, information technology, financial, legal, business continuity, regulatory, climate and sustainability risks;

●     Reviews the adequacy of our internal accounting controls and oversees financial reporting activities;

●     Reviews our cybersecurity efforts and cyber related risks; and

●     Meets at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

Chair

Keith R. Guericke

Other Members

Patricia L. Arvielo

John P. Box

James M. Lippman

Elisa Zúñiga Ramírez

2023 Meetings

8

Heightened Independence

The Board has determined that each Audit Committee member satisfies the heightened independence criteria for audit committee members under the NYSE rules.

Financial Literacy and Experts

The Board has determined that all Audit Committee members are financially literate and that Messrs. Guericke, Box and Lippman and Ms. Zúñiga Ramírez meet the definition of “audit committee financial expert.”

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Compensation Committee

Key Responsibilities and Activities

●     Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing succession plans;

●     Reviews, approves, and makes recommendations regarding compensation plans and administers all plans, including, the grant of equity-based awards to executive officers and employees;

●     Reviews and approves corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus, and equity and non-equity incentive compensation;

●     Reviews and approves executive employment, severance, change in control, retention, retirement, deferred compensation, perquisite, or similar compensatory agreements, plans, programs, or arrangements;

●     Provides oversight of management’s decisions regarding the performance, evaluation, and compensation of other officers;

●     Reviews incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy, and our executive officers’ compensation;

●     Oversees and reviews our culture and policies and strategies related to human capital management, including with respect to diversity and inclusion initiatives, pay equity, talent, recruitment and development, performance management and employee engagement; and

●     Reviews and makes recommendations to the Board regarding all executive compensation related proposals and reviews the results of advisory stockholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes and other stockholder input on executive compensation matters.

Compensation Consultant

The Compensation Committee has retained WealthPoint, LLC (WealthPoint) as its external compensation consultant. WealthPoint does not provide any services to the Company unrelated to executive or director compensation.

Chair

James M. Lippman

Other Members

Patricia L. Arvielo

John P. Box

Keith R. Guericke

2023 Meetings

4

Heightened Independence

The Board has determined that each Compensation Committee member satisfies the heightened independence criteria for compensation committee members under the NYSE rules. In addition, each Compensation Committee member is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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Nominating and Corporate Governance Committee

Key Responsibilities and Activities

●        Identifies individuals qualified to become members of the Board and reviews with the Board on an annual basis the Board’s composition as a whole to ensure that it has the requisite and desired expertise, experience, qualifications, attributes and skills and that its membership consists of persons with sufficiently diverse and independent backgrounds, including female and racially/ethnically diverse candidates;

●        Develops and recommends to the Board for its approval qualifications for director candidates and periodically reviews these qualifications with the Board;

●        Makes recommendations to the Board regarding director diversity (which may include diversity of age, gender, race, ethnicity, education, skills, professional experience, knowledge, backgrounds and viewpoints), retirement age, tenure and refreshment policies;

●        Reviews the committee structure of the Board and recommends directors to serve as members or chairs of each Board committee;

●        Reviews and recommends Board committee slates annually and recommends committee members to fill vacancies;

●        Develops and recommends to the Board a set of corporate governance guidelines and, at least annually, reviews such guidelines and recommends changes to the Board for approval as necessary;

●        Considers and oversees corporate governance issues as they arise from time to time and develops appropriate recommendations for the Board;

●        Reviews and monitors evolving corporate governance best practices and trends for consideration and incorporation into our governing documents, policies, and procedures;

●        Reviews and recommends to the Board any responses to proposals submitted by stockholders;

●        Reviews and approves our policies and practices pertaining to ESG issues and monitors our performance against relevant ESG indices; and

●        Oversees the annual self-evaluations of the Board and each Board committee.

Chair John P. Box Other Members Patricia L. Arvielo Keith R. Guericke James M. Lippman 2023 Meetings 5

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CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

●        Role of directors

●        Selection of the Chairman of the Board

●        Selection of new directors

●        Director qualifications

●        Care and avoidance of conflicts

●        Confidentiality

●        Limits on other directorships or “overboarding”

●        Director independence

●        Directors who change their present job responsibility

●        Retirement and resignation policy

●        Director tenure

●        Board compensation

●        Separate sessions of independent directors

●        Board and Board committee self-evaluations

●        Strategic direction of the Company

●        Board access to management

●        Director resignation policy

●        Board materials

●        Board interaction with institutional investors, analysts, press, and customers

●        Board orientation and continuing education

●        Director attendance at annual meetings of stockholders

●        Frequency of meetings

●        Selection of agenda items for Board meetings

●        Number and names of Board committees

●        Independence of Board committees

●        Assignment and rotation of committee members

●        Evaluation of executive officers

●        Succession planning

●        Management development

●        Risk management

●        Prohibited loans

●        Communications with directors

From time to time, the Board, upon recommendation of the Nominating and Corporate Governance Committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate. The Corporate Governance Guidelines are available in the “Discover Century—Investors— Governance—Governance Documents – Corporate Governance Policy” section of the Company’s website located at www.centurycommunities.com.

Director Nominations Process

1	2	3	4	5
Sources for director candidate pool ● Directors ● Management ● Stockholders ● Independent search firm ● Other director resources ● Self-nominated

Interviews and in-depth review by Nominating and Corporate Governance Committee and other interested directors

●    Screen qualifications

●    Examine overall Board composition and balance

●    Review independence and potential conflicts

●    Consider diversity

		Recommend slate of director nominees by Nominating and Corporate Governance Committee	Full Board review and nomination	Election by stockholders

RESULT: We have nominated two new highly qualified, ethnically diverse, female directors in the past three years

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The Board of Directors, including in particular the Nominating and Corporate Governance Committee, oversees board composition and succession. To this end, at least once a year, in connection with the annual director nomination process, the Nominating and Corporate Governance Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives. As part of that evaluation, the Nominating and Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, industry knowledge, management experience, sales and marketing, strategic vision, executive compensation, and corporate governance, among others.

The Board seeks to ensure that the Board is composed of members whose particular expertise, experience, qualifications, attributes, and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for director, the Nominating and Corporate Governance Committee and the Board take into account the following:

●	the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board, or additional qualifications that may be required when selecting new Board members;
●	the requisite expertise and sufficiently diverse backgrounds (which may include diversity of age, gender, race, ethnicity, education, skills, professional experience, knowledge, backgrounds and viewpoints) of the Board’s overall membership composition;
●	the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board; and
●	any other factors they consider appropriate.

The Board elected Ms. Zúñiga Ramírez to the Board, effective October 16, 2023, upon the recommendation of the Nominating and Corporate Governance Committee. In its search for a new director, the Nominating and Corporate Governance Committee relied in part on assistance from the Women’s Leadership Foundation, which was instrumental in introducing Ms. Zúñiga Ramírez as a director candidate.

The Nominating and Corporate Governance Committee will consider director candidates recommended to it by our stockholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and demonstrate the ability to attend and prepare for Board, committee, and stockholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all stockholders and not those of a special interest group. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders using the same criteria it uses to evaluate candidates recommended by others as described above. A stockholder that desires to nominate a person for election to the Board at a meeting of stockholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Bylaws, as described under “Other Matters—Stockholder Proposals and Director Nominations for 2025 Annual Meeting of Stockholders” later in this proxy statement.

BOARD DIVERSITY

The Nominating and Corporate Governance Committee, as provided in its charter, is committed to a policy of inclusiveness, and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. We believe that board diversity – gender, race, age, insight, background and professional experience – is a necessity that improves the quality of decision-making and strategic vision and represents the kind of company we aspire to be. Our two most recent director appointments to the Board in 2021 and 2023 embody this commitment to diverse gender and ethnic backgrounds. In addition, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. Of our seven current directors, two are military veterans. The Nominating and Corporate Governance Committee believes that the diverse nature of our current Board reflects our commitment to an array of experience and strategic views. Further, the Nominating and Corporate Governance Committee maintains an ongoing commitment to refreshment efforts to ensure that the composition of the Board and each of its committees encompasses a wide range of perspectives and knowledge in order to promote the success of our business and represent stockholder interests.

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Century’s Support of Nominating and Corporate Governance Committee Chair Despite Lack of 30% Gender Diversity

Of our seven directors, two are female, resulting in our Board being 29% gender diverse. The proxy voting guideline for one of the major proxy advisory firms is to recommend against the chair of the nominating committee of all boards of directors of Russell 3000 index companies that are not comprised of at least 30% gender diverse directors. This rigid guideline applies regardless of the size of a company’s board of directors or the qualifications of the chair. We disagree with this one-size fits-all guideline. Our Board is currently comprised of only seven directors, two of whom are female and both of whom joined the Board within the last three years, resulting in 29% of our directors being gender diverse. To comply with a 30% gender diverse guideline, while at the same time retaining our current seven directors, we would be required to add an additional gender diverse director. While diversity is an important consideration in our director nomination process and our Board believes that individuals of broad diversity can contribute different perspectives while collaborating to further Century’s strategy and mission, the Board viewed it as not a strategic imperative to add an additional gender diverse director to our Board concurrent with the 2024 Annual Meeting of Stockholders. This is especially true since the Board just added a new female director in October 2023 and added two female directors within the last three years and the fact that the Board is only 1% shy of the 30% gender diversity requirement. We disagree with an approach to blindly apply an arbitrary numerical gender diverse requirement on all boards of directors regardless of size.

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Our Board has nominated John P. Box, the Chair of our Nominating and Corporate Governance Committee, as a director again this year. See Proposal No. 1. Election of Directors. We encourage our stockholders to vote “FOR” the re-election of Mr. Box. Drawing on his extensive leadership within the real estate industry, his relationships with many executives at real estate companies, and his proven ability to successfully grow and diversify a real estate business, Mr. Box is a key member and contributor to our Board. He has been a director of Century and Chair of the Nominating and Corporate Governance Committee since 2014. In his position as Chair of the Nominating and Corporate Governance Committee, he has contributed substantially towards initiatives of the Board to improve the governance function at the Company and improve the diversity of the Board, specifically with regard to his oversight of the recent addition of two gender and ethnically diverse directors within the last three years. Historically, prior to this gender proxy voting guideline, our stockholders have shown strong support for Mr. Box. Our view is that his absence from our Board at this time, especially in light of our small size, would be detrimental to our Board and our Company.

Overboarding policy

Recognizing the substantial time commitments attendant to directorship, our Corporate Governance Guidelines provide for an overboarding policy which limits the number of public company boards on which our directors may serve. The overboarding limit depends upon whether a director is an executive officer of a public company. In addition, service on other boards and/or committees must be consistent with our conflict of interest policy.

Type of Director	Overboarding Limit
Board Member who is an Executive Officer of a Public Company	2
Board Member who is not an Executive Officer of a Public Company	4

The following table lists the other public company boards of directors, if any, on which our directors serve:

Director	Number of Other Public Company or Registered Investment Company Boards	Name of Other Public Company or Registered Investment Company Boards
Dale Francescon	0
Robert J. Francescon	0
Patricia L. Arvielo	0
John P. Box	0
Keith R. Guericke	1	Essex Property Trust, Inc.
James Lippman	0
Elisa Zúñiga Ramírez	2	Peoples Financial Services Corporation Trust for Professional Managers

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STOCKHOLDER ENGAGEMENT

We are committed to a robust and proactive stockholder engagement program. The Board values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year.

During 2023, our management team held approximately 200 meetings with stockholders. Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures.

Some of the actions we have taken in response to feedback over the last several years are described below.

What We Heard	What We Did
Increase stockholder influence over director elections.	We adopted a majority vote standard for uncontested director elections, with a director resignation policy, instead of a plurality vote standard.
Increase Board gender diversity.	We added Elisa Zúñiga Ramírez and Patricia L. Arvielo to the Board of Directors in 2023 and 2021, respectively, and remain committed to including female candidates in our initial list of director candidates in future searches.
Increase Board racial/ethnic diversity.	We considered racial/ethnic diversity in our recent searches for new directors and remain committed to including racially/ethnically diverse candidates in our initial list of director candidates in future searches. Elisa Zúñiga Ramírez and Patricia L. Arvielo are both Hispanic.
Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our directors and NEOs to ensure that their interests would be closely aligned with those of our stockholders. All of our directors and NEOs are in compliance with our stock ownership guidelines.

We also adopted an anti-hedging/pledging policy.

Dale Francescon and Robert J. Francescon beneficially own 6.1% and 5.2%, respectively, of our outstanding common stock, and together beneficially own 11.3% of our outstanding common stock.

Emphasize long-term incentives.	Our long-term incentive program provides for significant LTI opportunities for our executives, which for 2023 constituted 53% of our Co-Chief Executive Officer target total direct compensation and 47% for our former Chief Financial Officer, and comprised of 100% performance share unit awards, which have a three-year performance period and then a one-year holding period on the shares issued in settlement of the PSU awards.
Emphasize performance-based compensation elements.	90% of our Co-CEO target compensation and 85% of our former CFO target compensation for 2023 is performance-based.

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What We Heard	What We Did
Increase disclosure on corporate governance and executive compensation.	Each year, we have increased and improved our corporate governance and executive compensation disclosure, with an eye towards transparency and readability.
Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	In 2023, we strengthened our clawback policy to provide for a mandatory clawback of incentive compensation paid to current and former executives under certain circumstances.

ANNUAL BOARD AND COMMITTEE SELF-EVALUATIONS

The Board recognizes that a thorough evaluation process is an important element of corporate governance and enhances the effectiveness of the full Board and each committee. Therefore, it is our policy to conduct annual Board and committee self-evaluations. Each year, the Nominating and Corporate Governance Committee oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement. Evaluations include a variety of survey questions to which directors assign a score. Additional feedback from directors is sought as well. The evaluation results are then aggregated and shared with and discussed by the full Board and each committee.

Communications with the Board of Directors

The Board maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may contact our Board as provided below:

WRITE	CALL	EMAIL	ATTEND
Corporate Secretary Century Communities, Inc. 8390 E. Crescent Pkwy. Suite 650 Greenwood Village, CO 80111	Investor Relations 303-268-8398	investorrelations@ centurycommunities.com	Annual Meeting of Stockholders Wednesday, May 8, 2024 Hyatt Regency Denver Tech Center

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our officers, directors, and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely, and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

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●	compliance with applicable governmental laws, rules, and regulations;

●	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

●	accountability for adherence to our Code of Business Conduct and Ethics.

Any waiver of our Code of Business Conduct and Ethics may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE rules. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers from any provision of our Code of Business Conduct and Ethics by posting such information in the “Discover Century—Investors—Governance—Governance Documents” section of our website located at www.centurycommunities.com.

Complaint Procedures

We maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free, confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls, or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Business Conduct and Ethics, which is described above and may be accessed on our website as noted above.

CommITTEE CHARTERS AND OTHER INFORMATION

The charters of all three of our standing Board committees, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Restated Certificate of Incorporation and Amended and Restated Bylaws are available in the “Discover Century—Investors—Governance—Governance Documents” section of our website located at www.centurycommunities.com. The Board reviews each of these documents on an annual basis. Printed copies of any of these documents are available upon written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

Century Communities, Inc. – 2024 Proxy Statement	32

EXECUTIVE OFFICERS

We have three executive officers: Dale Francescon, Robert J. Francescon, and J. Scott Dixon, who was elected as our Interim Chief Financial Officer effective March 22, 2024 to succeed David L. Messenger who voluntarily resigned as our Chief Financial Officer effective March 22, 2024. Below is information regarding our current executive officers. There are no family relationships among any of our executive officers or directors, except for Dale Francescon and Robert J. Francescon, who are brothers.

Century has been jointly led by our Co-Chief Executive Officers since our founding in 2002. The Board of Directors views this executive structure as optimal for our Company and not a temporary, transitional or duplicative arrangement. Our Co-Chief Executive Officers were the two founders of Century and share an aligned vision for the tone, direction and growth of the Company.

Dale Francescon Age 71

Chairman of the Board and Co-Chief Executive Officer

Dale Francescon has served as:

●   Co-Chief Executive Officer since August 2002; and

●   Chairman of the Board since April 2013.

Mr. Dale Francescon co-founded the Company and possesses a broad background in all facets of operating a real estate company and has had direct responsibility for the acquisition, financing, development, construction, sale, and management of various residential projects, including land development, single-family homes, townhomes, condominiums, and apartments. He has successfully managed the Company, through 21 successive profitable years, in various economic cycles, from inception in August 2002 to the present.

Mr. Dale Francescon is licensed in the state of California as an attorney (inactive) and as a certified public accountant (inactive).

Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law.

Robert J. Francescon Age 66

Co-Chief Executive Officer and President

Robert J. Francescon has served as:

●   Co-Chief Executive Officer since August 2002;

●   President since April 2013; and

●   Board member since April 2013.

Mr. Robert Francescon co-founded the Company and possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. He has successfully managed the Company, through 21 successive profitable years, in various economic cycles, from inception in August 2002 to the present.

Mr. Robert Francescon also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation.

Mr. Robert Francescon received his B.S. in Business Administration from the University of Southern California.

Century Communities, Inc. – 2024 Proxy Statement	33

J. Scott Dixon Age 44

Interim Chief Financial Officer

J. Scott Dixon has served as our Interim Chief Financial Officer since March 2024. Prior to serving as Interim Chief Financial Officer, Mr. Dixon served in the following roles at Century:

●   Assistant Chief Financial Officer from May 2022 to March 2024;

●   Chief Accounting Officer from November 2016 to May 2022; and

●   Vice President of Accounting from November 2013 to November 2016.

Mr. Dixon has extensive experience in finance and accounting for real estate companies. His direct responsibilities are overseeing accounting, finance, capital markets, risk management, and financial planning and analysis.

Prior to joining the Company, Mr. Dixon worked in Ernst & Young’s Audit practice, most recently as a Senior Manager in the audit and assurance practice specializing in real estate.

Mr. Dixon holds a Master of Science degree in Accounting from the University of Virginia and a Bachelor of Science degree in Finance from the University of Denver. Mr. Dixon is also a Certified Public Accountant.

Century Communities, Inc. – 2024 Proxy Statement	34

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the Board of Directors shall consist of one or more members, with the number to be determined from time to time by the Board. The Board has fixed the number of directors at seven, and we currently have seven directors serving on the Board.

Each director holds office for a term of one year or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification, or removal.

Current Directors and Board Nominees

The Board currently consists of the following seven members:

Name	Age	Position with the Company
Dale Francescon	71	Chairman of the Board and Co-Chief Executive Officer
Robert J. Francescon	66	Co-Chief Executive Officer, President and Director
Patricia L. Arvielo	59	Independent Director
John P. Box	77	Independent Director
Keith R. Guericke	75	Independent Director
James M. Lippman	66	Independent Director
Elisa Zúñiga Ramírez	55	Independent Director

Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of our current seven directors named above for re-election at the Annual Meeting. The Board and the Nominating and Corporate Governance Committee believe that our current seven directors collectively have the expertise, experience, qualifications, attributes, and skills to effectively oversee the management of Century, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Century, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Century and our stockholders, and a dedication to enhancing stockholder value. Five of our seven directors are independent within our director independence standards, which satisfy the NYSE listing standards for independence.

Each director elected at the Annual Meeting will serve a one-year term until Century’s next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the seven nominees.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Century Communities, Inc. – 2024 Proxy Statement	35

Information about Director Nominees

Set forth below are the names, ages, and positions of our current directors and director nominees as of March 11, 2024, and biographical information for each nominee. Also below is a summary of the specific qualifications, attributes, skills, expertise and experiences that led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or executive officers, except for Dale Francescon and Robert J. Francescon, who are brothers.

Dale Francescon Age 71 Director since 2013 Committees None

Background

Dale Francescon has served as:

●   Co-Chief Executive Officer since August 2002; and

●   Chairman of the Board since April 2013.

Mr. Dale Francescon co-founded the Company and possesses a broad background in all facets of operating a real estate company and has had direct responsibility for the acquisition, financing, development, construction, sale, and management of various residential projects, including land development, single-family homes, townhomes, condominiums, and apartments. He has successfully managed the Company, through 21 successive profitable years, in various economic cycles, from inception in August 2002 to the present. Mr. Dale Francescon is licensed in the state of California as an attorney (inactive) and as a certified public accountant (inactive). Mr. Dale Francescon received his B.S. in Business Administration from the University of Southern California and a J.D. from Loyola University School of Law.

Qualifications

Mr. Dale Francescon, as a co-founder of Century, is qualified to serve as a director due to his significant familiarity with our history and day-to-day operations, his expertise in the homebuilding industry, and his more than 30 years of experience operating real estate companies. In addition, as a result of his dual role as Chairman of the Board and Co-Chief Executive Officer, Mr. Dale Francescon provides unique insight into our future strategies, opportunities, and challenges and serves as a unifying element between the Board and our management.

Other Public Company Boards

	Current	Past 5 Years
	None	None

Century Communities, Inc. – 2024 Proxy Statement	36

Robert J. Francescon Age 66 Director since 2013 Committees None	Background

Robert J. Francescon is our Co-Chief Executive Officer and President. He has served as:

●   Co-Chief Executive Officer since August 2002

●   President since April 2013; and

●   Board member since April 2013.

He co-founded the Company and possesses a broad background in all facets of operating a real estate company, and has had direct responsibility for the acquisition, financing, development, architecture, construction, sale and management of various residential projects including land development, single-family homes, townhomes, condominiums and apartments. He has successfully managed the Company, through 21 successive profitable years, in various economic cycles, from inception in August 2002 to the present. He also has management experience working in a variety of financial institutions, including thrifts and the Federal Home Loan Mortgage Corporation. he received his B.S. in Business Administration from the University of Southern California.

Qualifications
Mr. Robert Francescon, as a co-founder of Century, is qualified to serve as a director due to his significant familiarity with our history and day-to-day operations, his management experience in various business enterprises, and his more than 30 years of experience as a senior executive within the homebuilding industry.  In addition, as a result of his dual role as a director and Co-Chief Executive Officer, Mr. Robert Francescon provides unique insight into our future strategies, opportunities and challenges and serves as a unifying element between the Board and our management.

Other Public Company Boards
	Current	Past 5 Years
	None	None

Patricia L. Arvielo Age 59 Director since 2021 Independent Committees ● Audit ● Compensation ● Nominating and Corporate Governance

Background

Patricia L. Arvielo is President and Co-Founder of New American Funding (one of the largest independent mortgage companies in the U.S.), a position she has held since 2003. She leads the company’s sales and operations efforts. She is an award-winning entrepreneur and adviser on several committees, including the Mortgage Bankers Association, the National Association of Hispanic Real Estate Professionals, and the Housing Counseling Federal Advisory Committee. At New American Funding, she founded the Latino Focus and New American Dream initiatives to identify and address challenges Hispanic and Black consumers face in their pursuit of homeownership and to enhance the quality of their lending experience. She frequently visits Washington, D.C. to lobby for the industry and homeowners, is a popular keynote speaker for mortgage events across the nation and was recognized by Ernst & Young as the 2016 EY Entrepreneur of The Year® Orange County.

Qualifications

Ms. Arvielo is qualified to serve as a director because of her vast knowledge of and experience within the real estate industry, her track record of successful execution, and her leadership within diverse communities. As a first-generation Hispanic American, Ms. Arvielo champions diversity, equity and inclusion.

Other Public Company Boards

	Current	Past 5 Years
	None	Western Alliance Bancorporation

Century Communities, Inc. – 2024 Proxy Statement	37

John P. Box Age 77 Director since 2014 Independent Committees ● Audit ● Compensation ● Nominating and Corporate Governance

Background

John P. Box is regional chairman of Newmark Group, Inc. (a world leader in commercial real estate, seamlessly powering every phase of the property life cycle), a position he has held since January 2013. Prior to this role, he held the following positions:

●  President and Chief Executive Officer and owner of the Frederick Ross Company (the largest locally-owned commercial real estate service business in Colorado) from 1988 through 2012 during which the company diversified into several independent operating divisions and was active in commercial brokerage, consulting, and property management.

●  Chief Executive Officer and principal owner of ARA (Apartment Realty Advisors, Denver’s largest apartment building and multifamily land brokerage company) from 2002 through 2014.

Mr. Box was recognized as honorary dean for 2002 by the University of Denver Franklin L. Burns School of Real Estate and Construction Management, and in 2001, he was awarded the 2000 NAIOP President’s Award for contributions to the real estate community. Earlier in his career, he was recognized four times by the Denver Board of REALTORS® as the recipient of the top commercial sales award for achieving the highest personal sales volume in the Denver area. Mr. Box served as Board Chair from 2004 to 2010 for Regis University and currently serves as a life trustee and is a former board chair of ONCOR International, a worldwide affiliation of real estate companies.

Qualifications

Mr. Box is qualified to serve as a director because of his extensive leadership within the real estate industry, his relationships with many executives at real estate companies, and his proven ability to successfully grow and diversify a real estate business.

Other Public Company Boards
	Current	Past 5 Years
	None	None

Keith R. Guericke Age 75 Director since 2013 Independent Committees ● Audit ● Compensation ● Nominating and Corporate Governance

Background

Keith R. Guericke has served vice chairman of Essex Property Trust, Inc. (Essex) since 2002 and a director of Essex since June 1994. From 1988 through 2010, he served as President and Chief Executive Officer of Essex, retiring in January 2011. He joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion, and prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of the Essex multifamily portfolio in supply-constrained markets along the West Coast. Prior to joining Essex, he began his career with Kenneth Leventhal & Company (a certified public accounting firm noted for its real estate expertise).

Qualifications

Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded company, his expansive knowledge of the real estate industry, his strong relationships with many executives at real estate companies throughout the United States, and his expertise in accounting and finance.

Other Public Company Boards

	Current	Past 5 Years
	Essex Property Trust, Inc.	None

Century Communities, Inc. – 2024 Proxy Statement	38

James M. Lippman Age 66 Director since 2013 Independent Committees ● Audit ● Compensation ● Nominating and Corporate	Background

James M. Lippman founded JRK Property Holdings (JRK) in 1991 and currently serves as its Chairman and Founder and prior to February 2023 served as its Chief Executive Officer. From an initial purchase of five multifamily properties, JRK has grown to a national leader in the commercial real estate sector. In 2011, JRK was featured as the 25th largest Multifamily Owner and Manager in the United States by the National Multifamily Housing Council and ranked 27th in the nation by Multifamily Executive Magazine. Mr. Lippman is actively involved with Cedar-Sinai Medical Center, where he serves as Chairman of the Board. Mr. Lippman currently serves on the board of trustees of Union College. He also worked on Wall Street for many years, where he traded equities, options, and commodities for proprietary investment accounts.

Qualifications

Mr. Lippman is qualified to serve as a director because of his extensive leadership experience within the real estate industry, his financial management expertise, and his extensive contacts with senior real estate executives throughout the United States.

Other Public Company Boards

	Current	Past 5 Years
	None	None

Elisa Zúñiga Ramírez Age 55 Director since 2023 Independent Committees ● Audit	Background

Elisa Zúñiga Ramírez has over 30 years of experience in institutional investing with a proven history of value creation. Until her retirement in 2020, she was a Principal and Senior Portfolio Manager at Segall Bryant & Hamill, an employee-owned asset manager with $25 billion of assets under management and was previously a Partner and Senior Portfolio Manager at Denver Investments LLC. In addition to her portfolio management responsibilities, Ms. Zúñiga Ramírez covered numerous sectors and industries, including Consumer Cyclicals and Homebuilders.

Today, Ms. Zúñiga Ramírez is contributing her finance, audit, ESG and governance expertise to public and private boards. Ms. Zúñiga Ramírez serves as Independent Director, Chair of the ESG Committee, and Audit Committee member of Peoples Financial Services Corporation, and as an Independent Director and Audit Committee member of the Trust for Professional Managers, a $15 billion U.S. Bancorp Master Series Trust. Additionally, she is a graduate of Boardbound by Women’s Leadership Foundation and is an NACD Certified Director.

Qualifications

Ms. Zúñiga Ramírez is qualified to serve as a director because of her extensive leadership experience within the institutional investing industry, her financial management expertise, including being a CFA charterholder, and her extensive experience with climate-related risk frameworks and standards.

Other Public Company or Registered Investment Company Boards

	Current Peoples Financial Services Corporation Trust for Professional Managers	Past 5 Years None

Century Communities, Inc. – 2024 Proxy Statement	39

MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “AGAINST” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” the election of Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, James M. Lippman, and Elisa Zúñiga Ramírez to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The Board Recommends a Vote FOR Each Nominee for Director

Century Communities, Inc. – 2024 Proxy Statement	40

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The Audit Committee has the sole authority and responsibility to hire, evaluate and, when appropriate, replace our independent registered public accounting firm, or independent auditor, and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. In this regard, the Audit Committee evaluates the qualifications, performance, and independence of our independent auditor and determines whether to re-engage the current auditor. As part of its evaluation, the Audit Committee considers, among other factors:

●	the quality and efficiency of the services provided by the independent auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account;

●	the overall strength and reputation of the audit firm;

●	the auditor’s national capabilities relative to our business;

●	the auditor’s knowledge of our operations;

●	the quality and candor of the auditor’s communications with the Audit Committee and management;

●	the independence of the auditor;

●	external data on audit quality and performance, including recent PCAOB reports on the auditor and its peer firms; and

●	auditor’s fees.

Upon consideration of these and other factors, the Audit Committee has appointed Ernst & Young LLP (E&Y) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. E&Y has served as our independent auditor since 2013.

Stockholder ratification of the selection of E&Y as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Century and our stockholders.

A representative of E&Y is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Century Communities, Inc. – 2024 Proxy Statement	41

Audit, Audit-Related, Tax, and Other Fees

The Audit Committee is responsible for approving the audit and permissible non-audit services provided by our independent auditor and the associated fees.

The fees billed for professional services provided by E&Y in 2023 and 2022 were:

Type of Fees	2023	2022	Description
Audit Fees	$1,260,200	$1,157,500	Fees for the audit of our consolidated financial statements, reviews of our unaudited financial statements, and consultation concerning financial accounting and reporting standards, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents, and assistance with documents filed with the SEC. Also includes for the audit of the effectiveness of our internal control over financial reporting.
Audit-Related Fees	8,500	0	Fees for assurance and related services, including fees for services performed related to responding to SEC comment letters and capital market transactions.
Tax Fees	0	0	Fees billed for permissible tax consulting, planning, and compliance services.
All Other Fees	0	17,346	Fees for 2022 consisted of work on the employee retention credit related to the CARES Act.
Total Fees	$1,268,700	$1,174,846

Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting, appointing, evaluating, compensating, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to Century by our independent registered public accounting firm and the fees and terms thereof. Briefly, any audit or non-audit service provided to us by our independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee.

The Audit Committee considered the compatibility of the provision of other services provided by E&Y with the maintenance of its independence. The Audit Committee approved all audit and non-audit services provided by E&Y in 2023 and 2022.

Century Communities, Inc. – 2024 Proxy Statement	42

Audit Committee Report

The Audit Committee issued the following report for inclusion in this proxy statement and our 2023 Annual Report:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023, with management of Century Communities, Inc., and with Century Communities, Inc.’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit Committee has discussed with Ernst & Young LLP matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), and matters required to be discussed based on Securities and Exchange Commission requirements.

3.	The Audit Committee has received from Ernst & Young LLP written disclosures regarding Ernst & Young LLP’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence from Century Communities, Inc. and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2023, be included in the Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Keith R. Guericke, Chair
Patricia L. Arvielo
John P. Box
James M. Lippman
Elisa Zúñiga Ramírez

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Board Recommends a Vote FOR Proposal No. 2

Century Communities, Inc. – 2024 Proxy Statement	43

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board is providing our stockholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act (Dodd-Frank Act) and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in this proxy statement. Approximately 93% of votes cast at last year’s annual meeting of stockholders were in favor of our say-on-pay proposal.

Why You Should Vote in Favor of our Say-on-Pay Vote

Our Pay Philosophy

Our executive compensation program is generally designed to attract, retain, motivate, and reward highly qualified and talented executive officers that will enable us to drive long-term stockholder value. The underlying core principles of our executive compensation program include:

●	aligning the interests of our executives with those of our stockholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance;

●	targeting fixed compensation at the market median; and

●	targeting performance-based award levels at the market median, with potential to exceed the market median for above target performance and a range of possible payouts so that our competitive position could be above or below our stated strategy based on performance outcomes.

We believe this balance allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure.

Engagement and Responsiveness

We regularly seek stockholder input on our executive compensation program and then incorporate that feedback to further enhance the program. Some of the compensation related actions we have taken in response to stockholder feedback over the last several years are described in the “Compensation Discussion and Analysis.”

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Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance in our equity-based incentive awards	No guaranteed bonuses
Use a mix of performance measures and caps on payouts	No excessive perquisites
Require minimum vesting periods on equity awards	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No excise or other tax gross-ups
Have robust stock ownership guidelines and retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Maintain a clawback policy	No pledging of Century securities
Hold an annual say-on-pay vote	No repricing of stock options

We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes in detail our executive compensation program and the executive compensation decisions made by the Compensation Committee for 2023, as well as the accompanying executive compensation tables and narratives that provide detailed information on the compensation of our named executive officers.

We believe that our executive compensation program is competitive, focused on pay for performance, and strongly aligned with the long-term interests of our stockholders. The Compensation Committee believes that executive compensation for 2023 was reasonable, appropriate, and justified by the performance of the Company and the result of a carefully considered approach.

PROPOSED RESOLUTION

The Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Century Communities, Inc. – 2024 Proxy Statement	45

NEXT SAY-ON-PAY VOTE

We expect to conduct a say-on-pay vote on an annual basis, with the next say-on-pay vote to occur at our 2025 Annual Meeting of Stockholders. We are also conducting a frequency of say-on-pay vote this year. See “Proposal No. 4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.” Since a frequency of say-on-pay vote must be conducted every six years, we expect to conduct the next frequency of say-on-pay vote at our 2030 Annual Meeting of Stockholders.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

The Board Recommends a Vote FOR Proposal No. 3

Century Communities, Inc. – 2024 Proxy Statement	46

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Background

The Board is providing our stockholders with an advisory vote on the frequency of future advisory votes on executive compensation, or say-on-pay votes, such as that provided for in Proposal No. 3—Advisory Vote on Executive Compensation. This non-binding advisory vote on the frequency of future say-on-pay votes is required to be conducted every six years under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act.

Stockholders may indicate whether they prefer that we hold a say-on-pay vote every one year, two years, or three years, or they may abstain from this vote.

REASONS FOR AN ANNUAL SAY-ON-PAY VOTE

After careful consideration, the Board, on the recommendation of the Compensation Committee, has determined that holding a say-on-pay vote every year remains the best approach for Century and our stockholders at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. In making this recommendation, the Board continues to believe that an annual say-on-pay vote is the most appropriate policy for our stockholders and the Company at this time. Although we recognize the potential benefits of having less frequent say-on-pay votes, we understand that an annual say-on-pay vote is currently the standard desired by many stockholders.

In addition, while our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions are made annually and that an annual say-on-pay vote would:

●	align with our annual review of core elements of our executive compensation program;

●	allow stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year; and

●	be consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future say-on-pay votes by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future say-on-pay votes may abstain from voting on the proposal. As this is an advisory vote, the outcome of the vote is not binding on us, and the Compensation Committee and the Board may decide that it is in the best interests of Century and our stockholders to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes of our stockholders. However, the Compensation Committee and the Board value the opinions expressed by our stockholders in their vote on this proposal and expect to take into account the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

Century Communities, Inc. – 2024 Proxy Statement	47

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote for a frequency of every ONE YEAR, on an advisory basis, for future advisory votes on executive compensation, or say-on-pay votes.

The Board Recommends a Vote for every ONE YEAR for Proposal No. 4

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COMPENSATION DISCUSSION AND ANALYSIS

This section (CD&A) discusses our executive compensation program and plans for our Named Executive Officers, or “NEOs”:
Dale Francescon Chairman of the Board and Co-Chief Executive Officer

Robert J. Francescon Co-Chief Executive Officer and President

David L. Messenger Former Chief Financial Officer and Secretary

We sometimes refer to these individuals collectively as our named executive officers or “NEOs,” our Co-Chief Executive Officers collectively as our “Co-CEOs” and individually as our “Co-CEO” and our former Chief Financial Officer as our “former CFO.”

This CD&A should be read together with the related tables and disclosures that follow.

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Executive Summary

Who We Are

Century Communities, Inc. is a leading national U.S. homebuilder. We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in 18 states across the United States. We market and sell homes under both the Century Communities and Century Complete brands. As of December 31, 2023, we operated in the 18 states and over 45 markets depicted below. We also offer title, insurance, and lending services in select markets.

Since 2018, positive macro-economic conditions, along with our operating efficiencies, business strategy and geographic expansion through the acquisition of other homebuilders and organic entrances into new markets has resulted in significant increases in home sale deliveries, total revenues, net income, and total stockholders’ equity.

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2023 Business Highlights

Highlights of our achievements for 2023, include:

FINANCIAL

$3.6 billion	Home Sales Revenues Achieved $3.6 billion in home sales revenues, exceeding our guidance for the year
22.4 percent	Net Homebuilding Debt to Net Capital* Net homebuilding debt to net capital decreased to 22.4% as of December 31, 2023, our lowest year end level in our history as a public company
$91.14 share	Stock Price per Share Stock price per share increased by over 82% on a year-over-year basis to a year end record of $91.14 as of December 31, 2023
$75.12 share	Book Value per Share Book value per share increased by 11% on a year-over-year basis to a record of $75.12 as of December 31, 2023
$0.92 share	Cash Dividend Increased quarterly cash dividend to $0.23 per share in March 2023 from $0.20 per share, a 15% increase, to a total of $0.92 per share for the year ended December 31, 2023

OPERATIONAL

251	Selling Communities Year-end selling communities of 251 increased 21% year-over-year
9,568	Home Deliveries Delivered 9,568 homes, exceeding guidance as we continued to benefit from improved cycle times and increased levels of home starts
73,720	Lots Owned We have continued to strategically manage our lot pipeline, resulting in 73,720 lots owned and controlled at December 31, 2023, a 38.8% increase as compared to December 31, 2022
92%

Entry-Level Homes

Of the 9,568 homes delivered during 2023, approximately 92% of our deliveries were made to entry-level homebuyers that were below Federal Housing Administration-insured mortgage limits

STRATEGIC

Properly Incentivized Homes with Near-Term Completions to Turn Inventories

Given the volatility of interest rates in 2023, we prioritized our sales efforts on properly incentivizing homes with near-term completions to turn inventories

Increased Spec Builds 99% of total home deliveries were spec builds compared to 96% of total deliveries in 2022

Continued Focus on Entry Level and Move-in-Ready/Spec Home Construction

Our focus on spec homes allowed us to more easily monetize land, produce homes more efficiently and turn inventories more quickly, while allowing buyers to purchase quick-move-in homes and lock in mortgage rates

*See Appendix A for a reconciliation of non-GAAP financial measures to most comparable measures under U.S. GAAP.

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2023 Compensation Actions and Outcomes

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our stockholders and by emphasizing pay for performance in our compensation programs. 2023 compensation actions and incentive plan outcomes based on the performance described above are summarized below:

Pay Element	2023 Actions
Base Salary	● No base salary increases for our Co-CEOs or former CFO occurred during 2023.
Short-Term Incentive

●     The threshold, target and maximum short-term incentive award opportunities for 2023 were the same as in 2022 and were 175%, 350% and 700% of base salary, respectively, for our Co-CEOs and 125%, 250% and 500% of base salary, respectively, for our former CFO.

●     Performance metrics were revenue (20%), EBITDA, as adjusted (60%), and closings (20%) for our Co-CEOs and former CFO.

●     Actual performance exceeded maximum all three performance metrics:

Metric	Threshold	Target	Maximum	Actual
Revenue	$2.7 bil.	$ 3.0 bil.	$ 3.3 bil.	$ 3.7 bil.
EBITDA, as adjusted*	235.2 mil.	$261.3 mil.	$287.4 mil.	$ 431.3 mil.
Closings	6,937	7,708	8,479	9,568

* Non-GAAP financial measure. See page 101 for calculation.
Long-Term Incentives

●     The target long-term incentive award opportunities for 2023 for our Co-CEOs and former CFO were the same as in 2022.

●     Our 2023 long-term incentive program consisted of 100% performance share unit awards, which may vest and be paid out in shares of our common stock dependent upon the achievement of a cumulative adjusted pre-tax income goal for the years 2023-2025.

●     All net shares issued in settlement of the PSU awards are subject to a one-year mandatory holding period.

●     Our NEOs received a PSU payout in February 2024 under our 2021 PSU awards based on the achievement, at maximum payout level, of a previously established adjusted pre-tax income performance goal for the three-year period ended December 31, 2023:

Metric	Threshold	Target	Above-Target	Maximum	Actual
Adjusted pre-tax income*	$831.5 mil.	$914.6 mil.	$997.8 mil.	$1,080.9 mil.	$1,766.9 mil.
*Non-GAAP financial measure. See page 101 for calculation.
Other Compensation Related Actions

●     Approximately 93% of votes cast at our 2023 Annual Meeting of Stockholders were in favor of our annual say-on-pay vote.

●     David L. Messenger, our former Chief Financial Officer, voluntarily resigned effective March 22, 2024, and J. Scott Dixon became Interim Chief Financial Officer.

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Compensation Philosophy

Given the small size of Century’s executive team, each executive has assumed responsibilities beyond what is generally found for similar executives in comparable companies. Many of these additional responsibilities directly benefit the growth of Century. Further, Century emphasizes performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. As such, the Compensation Committee has determined that fixed compensation (i.e., base salary) should be targeted at the market median, with performance-based incentive compensation opportunities resulting in total direct compensation that ranges from below the market median to the top quartile of the market (based on performance). The Compensation Committee has determined that target award levels will align total direct compensation above the market median.

Say-on-Pay Vote

At our 2023 Annual Meeting of Stockholders, approximately 93% of the votes cast by our stockholders on our advisory say-on-pay proposal were in favor of the proposal. We believe these favorable results affirmed stockholder support of our approach to executive compensation and did not believe it was necessary to, and, therefore, did not, make any significant structural changes to our executive compensation program in response to the say-on-pay vote results.

OUR ENGAGEMENT AND RESPONSIVENESS

We regularly seek stockholder input on our executive compensation program and then incorporate that feedback to further enhance the program. Some of the compensation related actions we have taken in response to stockholder feedback over the last several years are described below.

What We Heard	What We Did
Align the interest of executive officers with those of stockholders.

We adopted stock ownership and retention guidelines to ensure that the interests of our NEOs would be closely aligned with those of our stockholders. All NEOs are in compliance with our guidelines.

We also adopted an anti-hedging/pledging policy.

Dale Francescon and Robert J. Francescon beneficially own 6.1% and 5.2%, respectively, of our outstanding common stock, and together beneficially own 11.3% of our outstanding common stock.

Emphasize long-term incentives.	Our long-term incentive program provides for significant LTI opportunities for our executives, which for 2023 constituted 53% of our Co-CEOs target total direct compensation and 47% for our former CFO, and comprised of 100% performance share unit awards, which have a three-year performance period and then a one-year holding period on the shares issued in settlement of the PSU awards.
Emphasize performance-based compensation.	90% of our Co-CEO target compensation and 85% of our former CFO target compensation for 2023 is performance-based compensation.

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What We Heard	What We Did
Increase disclosure on executive compensation, including long-term incentives and stock ownership.	Each year, we have increased and improved our executive compensation disclosure, with an eye towards transparency and readability. Our Compensation Discussion and Analysis reflects these increased disclosures.
Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	In 2023, we strengthened our clawback policy to provide for a mandatory clawback of incentive compensation paid to current and former executives under certain circumstances.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do	What We Don’t Do
Structure our executive officer compensation so it is competitive and a significant portion of pay is at risk	No guaranteed salary increases
Emphasize long-term performance in our equity-based incentive awards	No guaranteed bonuses
Use a mix of performance measures and caps on payouts	No excessive perquisites
Maintain a clawback policy	No current payment of dividends on unvested awards
Require a double-trigger for equity acceleration upon a change of control	No repricing of stock options
Have robust stock ownership guidelines and stock retention requirements for executive officers	No short sales or derivative transactions in Century stock, including hedges
Require minimum vesting periods on equity awards	No pledging of Century securities
Hold an annual say-on-pay vote	No excise or other tax gross-ups

NEO Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our NEOs with those of our stockholders. Not only are all of our NEOs in compliance with our stock ownership guidelines, but each of them beneficially own a significant amount of our outstanding common stock, as indicated in the table below, which is as of December 31, 2023.

Named Executive Officer	Target Stock Ownership as a Multiple of Base Salary	In Compliance?	Beneficial Ownership %	Actual Stock Ownership as a Multiple of Base Salary
Dale Francescon	6x	Yes	6.1%	119x
Robert J. Francescon	6x	Yes	5.2%	96x
David L. Messenger	3x	Yes	Less than 1%	17x

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Elements of Our Executive Compensation Program

During 2023, our executive compensation program consisted of several key elements, which are described in the table below along with the key characteristics of, and the purpose for, each element and key 2023 changes.

Element	Key Characteristics	Purpose	Key 2023 Changes
Base Salary (Fixed, Cash)	A fixed amount that is paid in cash periodically throughout the year and reviewed annually and, if appropriate, adjusted.	Provides a source of fixed income that is market competitive and reflects scope and responsibility of the position held.	No changes.
Short-Term Incentive (STI) (Variable, Cash)	A variable, short-term element of compensation that is payable in cash, based on achievement of key pre-established annual corporate financial goals, and sometimes for our CFO, individual goals.	Motivates and rewards our executives for achievement of annual financial and other goals intended to achieve our annual business plan objectives.	The threshold, target and maximum STI opportunities for our NEOs were the same as in 2022.
Long-Term Incentives (LTI) (Variable, Performance Share Unit or Restricted Stock Unit Awards)

A variable, long-term element of compensation that is provided either solely in PSU awards or a mix of PSU awards and time-vested restricted stock unit (RSU) awards.

The PSU awards vest and are paid out in shares of our common stock on a one-for-one basis upon the achievement of a three-year cumulative performance goal. RSU awards, if granted, are based on target levels of achievement and vest in three equal annual installments. Net shares issued in settlement of the PSU awards are subject to a one-year mandatory holding period.

		Aligns the interests of our executives with our stockholders; encourages our executives to focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promotes retention of our executives; and encourages significant ownership of our common stock.	Our LTI program consisted of 100% PSU awards, with the LTI opportunities for our NEOs remaining the same as in 2022.
Perquisites	Includes an automobile and cell phone allowance, term life insurance, and aircraft time sharing arrangements.	Assists in allowing our executives to more efficiently utilize their time and support them in effectively contributing to our Company success.	No changes.
Retirement Benefits	Includes a qualified defined contribution retirement plan with a discretionary Company match.	Provides an opportunity for employees to save and prepare financially for retirement.	No changes.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in 2023.

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Pay for Performance and Pay Mix

We seek to motivate management to achieve improved financial performance of our Company through incentive plans that reward higher performance with increased incentive payouts and hold management accountable for financial performance that falls below targeted levels by paying reduced or no incentive payouts. Accordingly, in general, our executive compensation program emphasizes variable, at-risk, pay elements as a significant portion of each NEO’s total compensation package.

The breakdown of variable, at-risk, pay (broken out between target annual short-term incentives and long-term incentives) compared to fixed pay (i.e., base salary) for our Co-CEOs and former CFO is as follows:

Named Executive Officer Compensation

Century has been jointly led by our Co-CEOs since our founding in 2002. The Board views this executive structure as optimal for our Company and not a temporary, transitional or duplicative arrangement. Our Co-CEOs were the two founders of Century and share an aligned vision for the tone, direction and growth of the Company.

Given the trust and confidence that has been developed between our Co-CEOs over the extended period this structure has been in place, these roles are not duplicative, but rather allow each individual to focus his efforts in areas of specific expertise. Further, we have a small number of executive officers, and, due to the absence of other positions typically found on leadership teams, such as a Chief Operating Officer or an Executive Chair, our Co-CEOs take on additional responsibilities and perform tasks that would normally not be required of a CEO. As such, when determining compensation for our two Co-CEOs, the Compensation Committee takes into account the individual value that each Co-CEO brings to the Company, the broad range of responsibilities and duties that are shared between them, and the demonstrated track record of success that has resulted from this structure.

Base Salary

Purpose: Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career.

Competitive Positioning: Our strategy has been to set base salary at around the market median of our peers. In addition, the Compensation Committee considers many factors, including each executive’s roles and responsibilities, unique skills, future potential with Century, and internal pay equity.

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Our goal is to target the market median for base salary. We review each executive’s base salary and performance every year to determine whether base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market, as well as our financial results from the prior year to determine appropriate salary adjustments. Under their employment agreements, the base salaries of our Co-CEOs may not be adjusted downward.

2023 Review: For 2023, the base salaries for our NEOs were the same as in 2022 and were as follows:

Named Executive Officer	2022 Base Salary ($)	2023 Base Salary ($)	Change (%)
Dale Francescon	1,000,000	1,000,000	0%
Robert J. Francescon	1,000,000	1,000,000	0%
David L. Messenger	750,000	750,000	0%

Short-Term Incentive – Annual Cash Bonus

Purpose: Our short-term incentive, or annual cash bonus program, is designed to reward the achievement of specific annual financial and operational objectives. Annual cash bonuses are designed to incentivize our NEOs at a variable level of compensation based on Century’s performance.

Competitive Positioning: Our strategy has been to target short term incentives at a point between the median and 75th percentile of actual peer payouts, depending on our prior year performance. Short term incentive amounts greater than target can be earned for actual performance above target and amounts less than target can be earned for performance below target.

2023 STI Awards: For 2023, the threshold, target and maximum STI opportunities for our NEOs were the same as in 2022 and were as follows:

Named Executive Officer	Threshold	Target	Maximum
Dale Francescon	175% of target	350% of base salary	700% of target
Robert J. Francescon	175% of target	350% of base salary	700% of target
David L. Messenger	125% of target	250% of base salary	500% of target

The performance metrics that applied for the 2023 STI plan were as follows, which represent no change from last year, except that our former CFO did not have an individual performance component. The 2023 STI performance metrics emphasize profitability and specifically adjusted EBITDA over revenue.

2023 Performance Goals
60% EBITDA, as adjusted 20% revenue 20% closings

In considering the performance metrics that should apply in calculating STI awards for 2023, the Compensation Committee determined that the performance metrics should be based on overall Company performance as opposed to individual performance. Similar to 2022, the Compensation Committee again determined that the most important measure of Company success continued to be EBITDA, as adjusted, revenue and number of closings, but emphasized profitability and specifically adjusted EBITDA over revenue and closings, resulting in adjusted EBITDA having a higher weighting than revenue and closings.

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In determining the 2023 goals for each STI performance metric, the Compensation Committee set the target performance goal at the same level as our 2023 annual business plan and set threshold and maximum performance goals at 10% below target and 10% above target, respectively. In establishing the 2023 annual business plan, the Board of Directors considered a variety of factors, including the Company’s results for the recently completed full year 2022, the then current homebuilding environment and the expected difference between the two years. The Board of Directors ultimately approved a 2023 business plan that was below 2022 actual levels for revenues, EBITDA, as adjusted, and closings, since 2022 had been positively impacted by the unprecedented low interest rate environment and record selling prices for our homes in the first half of the year, which dynamics were not anticipated to repeat during 2023.

By setting the performance goals consistent with the annual business plan, the Compensation Committee believes executives are appropriately challenged and aligned with the Company’s goals. In approving the target for the EBITDA, as adjusted, performance metric for 2023, the Compensation Committee recognized that although the target EBITDA, as adjusted, performance metric for 2023 was below 2022’s actual EBITDA, as adjusted, performance, the Compensation Committee believed it was nonetheless sufficiently challenging and rigorous given the analysis undertaken by the Board of Directors in establishing the 2023 business plan. It is the view of the Compensation Committee that it is appropriate to tie annual performance targets for a year to the annual business plan for that year and therefore only exceed prior year performance if the annual business plan reflects a targeted growth over the prior year. As in past years, if the threshold level for a performance metric was not achieved, then no payout would be made with respect to that metric.

The performance metrics, and the performance levels attached to each, as well as actual performance, are reflected in the following table. Actual performance exceeded maximum for all three performance metrics.

Performance Metric	Threshold	Target	Maximum	Actual
EBITDA, as adjusted(1)	$235.2 million	$261.3 million	$287.4 million	$431.3 million
Revenue	$2.7 billion	$3.0 billion	$3.3 billion	$3.7 billion
Closings	6,937	7,708	8,479	9,568

(1)	This is a non-GAAP financial measure. EBITDA, as adjusted, is calculated by excluding interest expense, interest in cost of home sales revenue, income tax expense, depreciation, amortization, executive bonuses, the impact of new markets, severance costs, impairments, loss on debt extinguishment and certain other nonrecurring items from net income, as applicable for the year.

The table below shows the various levels of payout and the actual level of payout for STI cash awards made in February 2024 for each of our NEOs for 2023 performance.

Named Executive Officer	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)	Actual Payout ($)
Dale Francescon	1,750,000	3,500,000	7,000,000	7,000,000
Robert J. Francescon	1,750,000	3,500,000	7,000,000	7,000,000
David L. Messenger	937,500	1,875,000	3,750,000	3,750,000

Long-Term Incentives – 2023-2025 LTI Program

Purpose: Our long-term incentive program is designed to reward NEOs for the achievement of specific financial objectives, recognize their efforts on our behalf over an extended period of years, and provide an additional incentive and retention element to their overall compensation package. Our LTI program is also intended to align the interests of our executives with our stockholders.

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Competitive Positioning: Our strategy has been to target long term incentives at a point higher than the median of actual peer grants, and as much as the 75th percentile or more, depending on performance. The Compensation Committee believes that amounts greater than market median are warranted in light of the fact that the Company’s long term incentive grants have been performance vested only, while most peers utilize significant amounts of time vested equity. Long term incentive amounts greater than target can be earned for actual performance above target and amounts less than target can be earned for performance below target.

Timing. Our annual LTI grant typically occurs in March after Board approval of our annual business plan. In certain years, Board approval of the annual business plan occurs at a later or earlier point in the year in which case then the annual LTI grant is either made at such meeting or shortly thereafter. We have no practice or policy of coordinating or timing the release of company information around our grant dates. We have not typically granted equity compensation to our NEOs outside of our annual LTI award cycle.

LTI Awards and Plan Mechanics: Our LTI program for 2023 consisted of 100% PSU awards, which we utilize to increase the percentage of performance-based compensation provided to our executives and align their compensation with the interests of our stockholders. The PSU awards were granted under the Century Communities, Inc. 2022 Omnibus Incentive Plan and represent the right to receive Century common stock upon vesting. The PSU awards will vest and be paid out upon the achievement of a cumulative adjusted pre-tax income goal over three years. Once paid out, the net shares underlying the PSU awards will be subject to a mandatory one-year holding period.

2023-2025 LTI Award Opportunity: For the 2023-2025 LTI awards, the Compensation Committee first determined a target LTI value for each executive based on a percentage of base salary and then delivered 100% of this value in PSU awards, assuming target performance. The target LTI award opportunity was 500% of base salary for each of our Co-CEOs and approximately 313% of base salary for our former CFO for 2023, which, in each case, was the same as the target LTI award opportunity from the prior year.

Performance-based (100%)
Named Executive Officer	Threshold (50%)	Target (100%)	Above Target (200% for Co-CEOs and 150% for former CFO)	Maximum (250% for Co-CEOs and 200% for former CFO)
Dale Francescon	38,011 shares	76,023 shares ($5,000,000)	152,045 shares	190,056 shares
Robert J. Francescon	38,011 shares	76,023 shares ($5,000,000)	152,045 shares	190,056 shares
David L. Messenger(1)	17,865 shares	35,731 shares ($2,350,000)	53,596 shares	71,461 shares

(1)	As a result of Mr. Messenger’s voluntary resignation, effective March 22, 2024, all of his unvested PSU awards terminated.

2023-2025 LTI Award Performance Goals: The threshold, target, above target, and maximum adjusted pre-tax income goals for the 2023-2025 LTI awards that were established by the Committee at the time of grant are maintained by us as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as such goals are not publicly disclosed and are competitively sensitive.

Long Term Incentives – 2021-2023 LTI Payouts

For the 2021 to 2023 performance period, goals were established and PSU awards were granted in mid-March 2021 taking into consideration the national housing market and the U.S. macroeconomic environment at that time, the anticipated effect of the then COVID-19 pandemic on our business and our financial and operational performance for January and February 2021. The “threshold” adjusted pre-tax income goal was based on 2020 actual results. The “target” goal was based on 10% growth from the 2020 results for three years; the “above target” goal was based on 20% growth from the 2020 results for three years and the “maximum” goal was based on 30% growth from the 2020 results for three years.

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For the 2021 to 2023 performance period, we achieved adjusted pre-tax income of $1,766.9 million, exceeding the maximum level of performance. This was due to our unprecedented record performance across nearly all metrics in each year during the performance period and the strong rebound experienced by the U.S. housing market. Based on this result, the 2021 to 2023 payout was at the maximum performance level.

Accordingly, our Co-CEOs each received 69,326 shares and our former CFO received 24,958 shares under the 2021-2023 LTI program which shares were approved for payout upon the Compensation Committee’s certification of performance against the pre-established goal at its meeting on February 7, 2024. The net shares received by our Co-CEOs and former CFO are subject to a one-year mandatory holding period. A summary of the PSU awards paid out to our named executive officers for the 2021 to 2023 performance period, and the value realized on vesting for those awards, can be found in the Option Exercises and Stock Vested During 2023 table on page 69 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

The table below outlines the performance goal, as well as threshold, target, above target, and maximum adjusted pre-tax income goals that were established by the Committee at the time of grant, along with actual performance, for the 2021 to 2023 PSU awards.

Metric	Threshold	Target	Above Target	Maximum	Actual (Maximum)
Adjusted pre-tax income(1)	$831.5 mil.	$914.6 mil.	$997.8 mil.	$1,080.9 mil.	$1,766.9 mil.

(1)	This is a non-GAAP financial measure. Adjusted pre-tax income is calculated by excluding executive bonus expense, loss from debt extinguishment, impairments, abandonment of land contracts, discontinued operations and certain other nonrecurring expenses from net income before income taxes, as applicable during any particular year.

The performance levels above correspond to the share amounts listed in the table below.

Named Executive Officer	Threshold (50%)	Target (100%)	Above Target (200% for Co- CEOs/150% for former CFO)	Maximum (250% for Co- CEOs/200% for former CFO)
Dale Francescon	13,865 shares	27,731 shares	55,461 shares	69,326 shares
Robert J. Francescon	13,865 shares	27,731 shares	55,461 shares	69,326 shares
David L. Messenger	6,239 shares	12,479 shares	18,718 shares	24,958 shares

Other Benefits

In 2023, our NEOs had the opportunity to participate in a qualified defined contribution retirement plan on the same basis as our other employees. We believe this plan provides an opportunity for our executives to plan for and meet their retirement savings needs. We do not provide any pension arrangements, nonqualified defined contribution, or other deferred compensation plans.

We provide our NEOs with modest perquisites to attract and retain them and to allow them to more efficiently utilize their time and to support them in effectively contributing to the success of our Company. The perquisites provided to our NEOs during 2023 included an automobile and cellular telephone allowance and, in the case of our Co-CEOs, reimbursements for term life insurance premiums. When it is not being used for Company purposes, the NEOs may use the corporate aircraft for non-Company purposes. In the event of such use, the NEOs are required to reimburse the Company at a lease rate equal to the aggregate incremental per hour cost of each flight pursuant to the terms of their aircraft time sharing agreements. We believe these benefits are an important part of our overall compensation program and help us accomplish our goal of attracting, retaining, and rewarding top executive talent.

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Employment Agreements, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS, and POST-TERMINATION RESTRICTIONS

The compensation paid to our NEOs is governed, in part, by written employment agreements with them, which are described below under “Executive Compensation—Employment and Other Agreements.” The purpose of these agreements is to define the essential terms of these executives’ employment relationships in a manner that will protect our business and other interests and the interests of the executive, including in the event his employment is terminated upon certain events. The severance provisions in the agreement are intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting these executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following a termination of their employment. The receipt of any severance by these executives is conditioned upon his execution of a release of claims.

To encourage continuity, stability, and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our employment agreements with our NEOs. These provisions provide our NEOs certain payments and benefits in the event of a termination of their employment in connection with a change in control. These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our Company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If the employment of one of our NEOs is terminated by Century without cause or by him for good reason within 24 months following or in the case of our Co-CEOs, within six months preceding, a change in control, the executive will be entitled to receive a severance payment and certain benefits. The receipt of any severance is conditioned upon the executive’s execution of a release of claims.

We believe these change in control arrangements with our NEOs are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller public company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our Company, might consider seeking employment alternatives to be less risky than remaining with our Company through the transaction. We believe that relative to our Company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.

Risk Assessment

As a result of our assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our executives (and other employees) to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company. For more information on this assessment, see the discussions under “Executive Compensation—Compensation Risk Assessment.”

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Clawback Policy

In 2023, we strengthened our clawback policy to provide for a mandatory clawback of incentive compensation paid to current and former executives under certain circumstances in the event a financial metric used to determine the vesting or payment of incentive compensation to an executive was calculated incorrectly and resulted in a financial restatement. This policy complies with recent SEC rule changes and NYSE rule changes.

ANTI-HEDGING AND ANTI-PLEDGING Policy

 Our insider trading policy prohibits certain of our employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading. Our insider trading policy also prohibits certain of our employees, including our NEOs from pledging our common stock. Our anti-hedging and pledging policy is described later in this proxy statement under “Executive Compensation—Anti-Hedging and Pledging Policy.”

Tax CONSIDERATIONS

Code Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each “covered employee,” which includes our named executives. Compensation paid to our named executive officers over this limit is nondeductible. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company even though amounts in excess of the Code Section 162(m) limit are not deductible.

Competitive Considerations and Use of Market Data

We strive to compensate our executive officers competitively relative to industry peers. To ensure reasonableness and competitiveness of our executive compensation packages relative to the industry, the Compensation Committee annually evaluates our peer group with the aid of our independent external compensation consultant and with input from management. Data from our peer group, therefore, is considered in the compensation benchmarking process as one input in helping to determine appropriate pay levels.

The following 15 companies were selected by the Compensation Committee, upon recommendation of its compensation consultant, WealthPoint, in July 2022 as members of our peer group for purposes of analyzing the market competitiveness of our 2023 executive compensation program:

Beazer Homes USA, Inc.	LGI Homes, Inc.	PulteGroup, Inc.
Cavco Industries Inc.	M.D.C. Holdings, Inc.	Skyline Champion Corporation
Dream Finders Homes, Inc.	M/I Homes, Inc.	Taylor Morrison Home Corporation
Hovnanian Enterprises, Inc.	Meritage Homes Corporation	Toll Brothers, Inc.
KB Home	NVR, Inc.	TRI Pointe Group, Inc.

All of the peer group companies are public companies in the homebuilding or manufactured housing industries and that have annual revenues and a price to earnings ratio generally within a range of our annual revenues and price to earnings ratio. We potentially compete with these peers for employees, land, customers and trade partners in various markets. Even though some of the peers may be larger than we are nationally, we are larger than some or all of the peers in certain markets.

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How We Make Compensation Decisions

There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our compensation philosophy. The Compensation Committee, its independent external compensation consultant, and management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities.

Responsible Party	Roles and Responsibilities
Compensation Committee (Comprised solely of independent directors and reports to the Board of Directors)

●   Oversees all aspects of our executive compensation program.

●   Annually reviews and approves our corporate goals and objectives relevant to executive officer compensation.

●   Evaluates each executive officer’s performance in light of such goals and objectives, and determines and approves his compensation based on this evaluation.

●   Determines and approves all executive officer compensation, including salary, bonus, and equity and non-equity incentive compensation.

●   Administers our equity and incentive compensation plans and reviews and approves equity awards and payouts.

●   Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking.

●   Evaluates market competitiveness of each executive officer’s compensation.

●   Evaluates proposed changes to our executive officer compensation program.

●   Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans.

●   Has sole authority to hire consultants, approve their fees, and determine the nature and scope of their work.

Independent External Compensation Consultant (WealthPoint, LLC) (Independent under NYSE listing standards and reports to the Compensation Committee)

●   Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.

●   Reviews total compensation strategy and pay levels for executive officers.

●   Examines our executive compensation program to ensure that each element supports our business strategy.

●   Assists in selection of peer companies and gathering competitive market data.

●   Reviews structure and competitiveness of our non-employee director compensation program.

Co-Chief Executive Officers (With the support of other members of the management team)

●   Review performance of other Section 16 officers and make recommendations with respect to their compensation.

●   Confer with the Compensation Committee and compensation consultant concerning design and development of compensation and benefit plans.

●   Provide no recommendations with respect to their own compensation.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

COMPENSATION COMMITTEE
James M. Lippman, Chair
Patricia L. Arvielo
John P. Box
Keith R. Guericke

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table set forth below summarizes the compensation information for each of the individuals who served as a “principal executive officer” or “principal financial officer” during 2023. Our Co-CEOs and former CFO are our only executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dale Francescon	2023	1,000,000	0	4,565,181	7,000,000	75,000	12,640,181
Chairman of the Board	2022	979,167	0	4,540,509	5,650,202	73,589	11,243,467
and Co-Chief Executive Officer	2021	900,000	0	2,816,154	2,962,994	74,524	6,753,672

Robert J. Francescon	2023	1,000,000	0	4,565,181	7,000,000	78,501	12,643,682
Co-Chief Executive	2022	979,167	0	4,540,509	5,650,202	73,589	11,243,467
Officer and President	2021	900,000	0	2,816,154	2,962,994	73,792	6,752,940

David L. Messenger	2023	750,000	0	2,145,647	3,750,000	26,866	6,672,513
Former Chief Financial	2022	729,167	0	2,134,065	3,026,892	19,589	5,909,713
Officer and Secretary(5)	2021	650,000	500,000	1,267,262	1,538,619	19,276	3,975,157

(1)	Our annual cash bonuses which are based on performance and measured against pre-established performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported for 2023 represent the grant date fair value of PSU awards granted to our NEOs, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, taking into consideration an illiquidity discount in light of a mandatory one-year holding period on the shares of common stock issued in settlement of the PSU awards. These are not amounts paid to or realized by the NEOs. We caution that the amounts reported in the table for stock awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including Company performance and stock price. The grant date fair value of the PSU awards assumes target levels of performance. The grant date fair value of the 2023 PSU awards assuming maximum levels of performances are as follows: Mr. Dale Francescon ($11,412,862); Mr. Robert Francescon ($11,412,862); and Mr. Messenger ($4,219,233). As a result of Mr. Messenger’s voluntary resignation, effective March 22, 2024, all of his unvested PSU awards terminated. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” for a description of our long-term incentive awards and payouts for 2023.

(3)	Amounts reported represent payouts under our short-term incentive plan and for each year reflect amounts earned for that year but paid during the following year. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive—Annual Cash Bonus” for a description of our short-term incentive plan and payouts for 2023.

(4)	Amounts reported for 2023 include: (a) a $15,000 Company match 401(k) contribution for each executive; (b) an auto and cell phone allowance of $30,000 for each of Mr. Dale Francescon and Mr. Robert Francescon and $6,000 for Mr. Messenger; and (c) a $30,000 term life insurance premium reimbursement for each of Mr. Dale Francescon and Mr. Robert Francescon. In addition, amounts include incremental costs to Century of personal use of Company aircraft, which incremental costs are substantially less than $25,000 in the case of each executive.

(5)	Mr. Messenger voluntarily resigned effective March 22, 2024.

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Employment and Other Agreements

Co-CEO Employment Agreements

We are party to an employment agreement with each of our Co-CEOs, Dale Francescon and Robert J. Francescon. These agreements have an initial five-year term expiring on July 28, 2025 and provide for automatic one-year extensions thereafter and contain customary confidentiality provisions as well as non-competition and non-solicitation provisions. The agreements provide for certain aspects of their compensation packages, including participation in our equity incentive plans; reimbursement of up to $2,500 per month for term life insurance premiums; and a $2,500 per month automobile and cell phone allowance. The agreements also contain customary severance provisions described later in this proxy statement. The agreements were amended in May 2023 to amend the definition of “Retirement” to mean that an executive has reached the age of 60 and has been employed with the Company for at least 25 years. Prior agreements required an executive to be employed with the Company for 23 years.

Former CFO Employment Agreement

We were party to an employment agreement with our former CFO, David L. Messenger, which had a term that automatically renewed every July 28th for automatic one-year extensions. The agreement provided for certain aspects of his compensation package, including participation in our equity incentive plans and a $500 per month automobile and cell phone allowance, and also contained customary severance provisions described later in this proxy statement, and customary confidentiality, non-competition and non-solicitation provisions. Mr. Messenger’s employment agreement terminated effective March 22, 2024 in connection with his voluntary resignation.

Other Agreements

We have entered into aircraft time sharing agreements with Dale Francescon and Robert J. Francescon, which govern their personal use of the Company’s aircraft during their employment and their reimbursement of the Company for the costs of any such use. The lease rate payable by the executives thereunder equals the aggregate incremental per hour cost of each flight, as such cost is described in the agreements. Use of the aircraft by the executives is subject to prior approval of the Co-Chief Executive Officers, and is at all times subordinate to use by the Company. Each of the agreements has an initial term of one year and provides for automatic one-year extensions thereafter, unless (i) either party provides the other with at least 30 days’ prior written notice of non-renewal, or (ii) the agreement is terminated on shorter notice as provided therein. We also had a similar agreement with our former CFO, David L. Messenger.

In connection with his departure, we entered into a three-month consulting agreement with our former CFO, David L. Messenger, to assist with the transition of his duties and responsibilities.  Either party may terminate this agreement prior to its expiration at any time and for whatever reason.

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GRANTS OF PLAN-BASED AWARDS DURING 2023

The table below provides information concerning grants of plan-based awards to each of our NEOs during the year ended December 31, 2023. Non-equity incentive plan awards were granted under our annual cash bonus plan, the material terms of which are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive-Annual Cash Bonus.” Stock awards in the form PSU awards were granted under our stockholder-approved plan, the Century Communities, Inc. 2022 Omnibus Incentive Plan. The material terms of these awards are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives” and in the notes to the table below.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value Stock and Option Awards(3) ($)
Dale Francescon
Cash award	—	1,750,000	3,500,000	7,000,000
PSU award	05/03/23				38,011	76,023	190,056	N/A	4,565,181
Robert J. Francescon
Cash award	—	1,750,000	3,500,000	7,000,000
PSU award	05/03/23				38,011	76,023	190,056	N/A	4,565,181
David L. Messenger(4)
Cash award	—	946,500	1,875,000	3,750,000
PSU award	05/03/23				17,865	35,731	71,461	N/A	2,145,647

(1)	Amounts reported represent potential future payouts under our short-term incentive plan. Actual payouts under this plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts reported represent the range of PSU award payouts for the 2023 to 2025 performance period. The range includes an “above target” payout, which would result in the following share payouts: Dale Francescon (152,045); Robert J. Francescon (152,045); and David L. Messenger (53,596), excluding shares to be issued upon the settlement of dividend equivalent rights. The net shares of our common stock issued upon vesting of the PSU awards are subject to a mandatory one-year holding period. Information regarding the PSU awards is set forth under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives.”

(3)	Amounts reported represent the grant date fair value of the PSU awards granted to our NEOs, computed in accordance with FASB ASC Topic 718, taking into consideration an illiquidity discount in light of a mandatory one-year holding period on the shares of common stock issued in settlement of the PSU awards, and assuming target levels of performance for the PSU awards. The PSU awards will vest upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity.

(4)	As a result of Mr. Messenger’s voluntary resignation, effective March 22, 2024, all of his unvested PSU awards terminated and he is no longer eligible to receive future payouts under our short-term incentive plan.

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Outstanding Equity Awards as of December 31, 2023

The table below sets forth information with respect to all outstanding, unvested RSU and PSU awards held by our NEOs as of December 31, 2023. No other equity awards were held by our NEOs as of such date.

	Stock Awards as of December 31, 2023
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
Dale Francescon
RSU awards(2)	6,387	582,111
2023-2025 PSU award(3)			77,866	7,096,707
2022-2024 PSU award(4)			82,226	7,494,078
Robert J. Francescon
RSU awards(2)	6,387	582,111
2023-2025 PSU award(3)			77,866	7,096,707
2022-2024 PSU award(4)			82,226	7,494,078
David L. Messenger
RSU awards(2)	2,876	262,119
2023-2025 PSU award(3)			36,597	3,335,451
2022-2024 PSU award(4)			38,646	3,522,196

(1)	Amounts reported represent the value of RSU and PSU awards based on the number of shares of Century common stock underlying the awards that have not vested, including dividend equivalents, multiplied by the closing price of our common stock on the last trading day of 2023, December 29, 2023 ($91.14), as reported by the NYSE.

(2)	Comprised of 6,162 unvested shares underlying an RSU award granted on March 17, 2021, and 225 shares underlying dividend equivalent rights that accrued and will be paid out at the same time as the shares underlying the RSU award for each of Dale Francescon and Robert J. Francescon and 2,773 unvested shares underlying an RSU award granted on March 17, 2021, and 103 shares underlying dividend equivalent rights that accrued and will be paid out at the same time as the shares underlying the RSU award for David L. Messenger. Each of these awards vests in equal installments on the first, second, and third year anniversaries of the respective grant dates, subject to the executive’s continued employment with us. The RSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity.

(3)	The 2023 to 2025 PSU awards will vest, if at all, solely based on the accomplishment of the performance goal established for the three-year performance period, which will end on December 31, 2025. In addition, the PSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Once vested, the net shares issued upon settlement of the PSU award will be subject to a one-year mandatory holding period. Amounts reported represent the number of PSU awards that were in progress based on threshold levels of performance through 2025. Includes 1,843 shares underlying dividend equivalent rights for each of Dale Francescon and Robert J. Francescon and 866 shares underlying dividend equivalent rights for David L. Messenger that have accrued and will be paid out at the same time as the shares underlying the PSU award. As a result of Mr. Messenger’s voluntary resignation, his 2023 to 2025 PSU award terminated.

(4)	The 2022 to 2024 PSU awards will vest, if at all, solely based on the accomplishment of the performance goal established for the three-year performance period, which will end on December 31, 2024. In addition, the PSU awards will vest earlier upon certain terminations of employment and upon a change in control if the award is not continued, assumed, or substituted with equivalent awards by the successor entity. Once vested, the net shares issued upon settlement of the PSU award will be subject to a one-year mandatory holding period. Amounts reported represent the number of PSU awards that were in progress based on threshold levels of performance through 2023. Includes 1,044 shares underlying dividend equivalent rights for each of Dale Francescon and Robert J. Francescon and 490 shares underlying dividend equivalent rights for David L. Messenger that have accrued and will be paid out at the same time as the shares underlying the PSU award. As a result of Mr. Messenger’s voluntary resignation, his 2022 to 2024 PSU award terminated.

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Option Exercises and Stock Vested During 2023

The table below provides information regarding stock awards (in the form of RSU awards and PSU awards) that vested for each of our NEOs during the year ended December 31, 2023. No option awards were exercised or outstanding during the year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Dale Francescon
RSU awards	16,179	1,045,319
2021-2023 PSU award	69,326	5,950,944
Robert J. Francescon
RSU awards	16,179	1,045,319
2021-2023 PSU award	69,326	5,950,944
David L. Messenger
RSU awards	8,475	551,941
2021-2023 PSU award	24,958	2,142,395

(1)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of any shares surrendered to satisfy tax withholding requirements and includes shares underlying dividend equivalent rights that accrued and were paid out at the same time as the shares underlying the RSU award. For each of Dale Francescon and Robert J. Francescon, 424 shares were issued upon settlement of dividend equivalent rights and for David L. Messenger, 221 shares were issued upon settlement of dividend equivalent rights, in each case as accrued on the RSU awards.

(2)	The value realized on vesting for RSU awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported by the NYSE, on the vesting date or the last trading day immediately prior to the vesting date if the vesting date was not a trading day. The value realized on vesting for PSU awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on February 7, 2024 (the payout date for the 2021 to 2023 PSU awards) of $85.84 per share. The net shares issued upon vesting of the PSU awards are subject to a one-year mandatory holding period. The 2021 to 2023 PSU awards did not accrue any dividend equivalent rights.

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pay versus performance

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our NEOs, within the meaning of such rules, and certain financial performance measures of our Company. The table below provides information regarding compensation actually paid to our Co-CEOs, our two co-principal executive officers (“PEOs”), and our former CFO, our only other non-PEO named executive officer, during each of the past four fiscal years, as well as total stockholder return, net income and adjusted pre-tax income information for each of the past four fiscal years. For further information regarding our pay for performance philosophy and how we align executive compensation with our performance, see “Compensation Discussion and Analysis.”

			Average Summary Compensation Table Total for Non-PEO Named Executive Officers(4) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(5)(6) ($)	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2)(3) ($)			Total Shareholder Return(7) ($)	Peer Group Total Shareholder Return(8) ($)	Net Income(9) ($)	Adjusted Pre-Tax Income(10) ($)
2023	12,640,181	30,579,943	6,672,513	13,289,918	345	257	259.2 mil.	376.8 mil.
2022	11,243,467	4,167,973	5,909,713	2,764,958	187	125	525.1 mil.	724.4 mil.
2021	6,753,672	21,042,937	3,975,157	10,204,341	301	187	498.5 mil.	665.7 mil.
2020	8,399,383	17,932,272	3,744,745	7,909,240	160	123	206.2 mil.	281.5 mil.

(1)	Amounts reported represent the Summary Compensation Table total for Dale Francescon, one of our Co-CEOs, for each of the years presented. Because the Summary Compensation Table total for Robert J. Francescon, our other Co-CEO, for each of the years presented is either the same or substantially the same as the Summary Compensation Table total for Mr. Dale Francescon for each of the years presented and to ease the presentation of the information in the table, this information is not included in a separate column to this table. The Summary Compensation Table totals for Robert J. Francescon are $12,643,682, $11,243,467, $6,752,940 and $8,398,651 for 2023, 2022, 2021 and 2020, respectively. See “Executive Compensation—Summary Compensation Table.”

(2)	Amounts reported represent “compensation actually paid,” as computed in accordance with Item 402(v) of SEC Regulation S-K, to Dale Francescon, one of our Co-CEOs, for each of the years presented. Because the “compensation actually paid,” as computed in accordance with Item 402(v) of SEC Regulation S-K, to Robert J. Francescon, our other Co-CEO, for each of the years presented is substantially the same as “compensation actually paid” to Mr. Dale Francescon for each of the years presented and to ease the presentation of the information in the table, this information is not included in a separate column to this table. The “compensation actually paid” to Robert J. Francescon is $30,583,444, $4,167,973, $21,042,205 and $17,931,540 for 2023, 2022, 2021 and 2020, respectively. The dollar amounts in this column do not reflect the actual amount of compensation awarded to, earned by or paid to either Dale Francescon or Robert J. Francescon during the applicable year.

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(3)	Compensation actually paid to PEO consists of the following amounts deducted from or added to the Summary Compensation Table total for each of our Co-CEOs for each of the years presented:

		D. Francescon	R. Francescon
Summary Compensation Table Total for 2023		12,640,181	12,643,682
Deduct:	Stock-based awards(a)	(4,565,181)	(4,565,181)
Add:	Year-end fair value of equity awards granted during the year that are outstanding and unvested(b)	15,814,685	15,814,685
Add:	Change in fair value of equity awards granted in prior years that are outstanding and unvested(c)	3,322,123	3,322,123
Add:	Change in fair value of equity awards granted in prior years that vested during the year(d)	2,856,731	2,856,731
Add:	Value of dividend equivalents accrued on equity awards during the year(e)	511,404	511,404
Compensation Actually Paid for 2023		30,579,943	30,583,444

(a)	Represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. No option awards were granted during any of the years presented.

(b)	Represents the year-end value of equity awards granted during the applicable year that are outstanding and unvested as of the end of such applicable year.

(c)	Represents the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of such applicable year.

(d)	Represents the amount of change as of the vesting date (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that vested during the applicable year.

(e)	Represents the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

Since we do not have a pension plan, all of the foregoing adjustments are equity award adjustments for each applicable year and include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of such applicable year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of such applicable year; (iii) for equity awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for equity awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for such applicable year. Adjustments as provided in clauses (iii) and (v) are inapplicable for all of the years presented in the table.

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The value of RSU awards is based on the fair value as of the end of the covered year or change in fair value during the covered year, in each case based on the closing sale price of our common stock, as reported by the NYSE. The value of PSU awards is based on the fair value as of the end of the covered year or change in fair value during the covered year, in each case based on the same methodology as used in our consolidated financial statements included in our most recent annual report on Form 10-K for the year ended December 31, 2023.

(4)	Since David Messenger, our former CFO, is our only other non-PEO named executive officer, the amounts in this column represent the Summary Compensation Table total for Mr. Messenger for each of the years presented.

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(5)	Since David Messenger, our former CFO, is our only other non-PEO named executive officer, the amounts in this column represent the compensation actually paid to Mr. Messenger for each of the years presented. The dollar amounts in this column do not reflect the actual amount of compensation awarded to, earned by or paid to Dale Messenger during the applicable year.

(6)	Average compensation actually paid to non-PEO named executive officers consists of the following amounts deducted from and added to the Summary Compensation Table total for our former CFO for each of the years presented:

		D. Messenger
Summary Compensation Table Total for 2023		6,672,513
Deduct:	Stock-based awards(a)	(2,145,647)
Add:	Year-end fair value of equity awards granted during the year that are outstanding and unvested(b)	5,946,353
Add:	Change in fair value of equity awards granted in prior years that are outstanding and unvested(c)	1,556,350
Add:	Change in fair value of equity awards granted in prior years that vested during the year(d)	1,071,519
Add:	Value of dividend equivalents accrued on equity awards during the year(e)	188,830
Compensation Actually Paid for 2023		13,289,918

(a)	Represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. No option awards were granted during any of the years presented.

(b)	Represents the year-end value of equity awards granted during the applicable year that are outstanding and unvested as of the end of such applicable year.

(c)	Represents the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of such applicable year.

(d)	Represents the amount of change as of the vesting date (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that vested during the applicable year.

(e)	Represents the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for such applicable year.

Since we do not have a pension plan, all of the foregoing adjustments are equity award adjustments for each applicable year and include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of such applicable year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior years that are outstanding and unvested as of the end of such applicable year; (iii) for equity awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for equity awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for equity awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for such applicable year. Adjustments as provided in clauses (iii) and (v) are inapplicable for all of the years presented in the table.

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The value of RSU awards is based on the fair value as of the end of the covered year or change in fair value during the covered year, in each case based on the closing sale price of our common stock, as reported by the NYSE. The value of PSU awards is based on the fair value as of the end of the covered year or change in fair value during the covered year, in each case based on the same methodology as used in our consolidated financial statements included in our most recent annual report on Form 10-K for the year ended December 31, 2023.

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(7)	The total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our stock price at the beginning of the measurement period.

(8)	The peer group total shareholder return is based on the industry peer group we use for purposes of our stock performance graph in our most annual report on Form 10-K for the year ended December 31, 2023 and consists of the following companies: Beazer Homes USA, Inc., Cavco Industries, Inc., Dream Finders Homes, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Home Corporation, NVR, Inc., PulteGroup, Inc., Skyline Champion Corporation, Taylor Morrison Home Corporation, Toll Brothers, Inc., and Tri Pointe Homes, Inc. This industry group is broader than the industry group we used in prior years since we believe the broader industry peer group is more representative of a group similar to Century. The smaller industry group we used in prior years consisted of the following companies: Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Home Corporation, Taylor Morrison Home Corporation, and Tri Pointe Homes, Inc. The total shareholder return for this smaller industry group for 2023, 2022, 2021 and 2020 are as follows and are also presented in the tables below under the heading “Company TSR and Peer Group TSR”: $243, $125, $174 and $114. In each case, the peer group cumulative total shareholder return is calculated using the same methodology as described in note (7) above, with the returns of each component company of this group weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated.

(9)	Amounts reported represent the amount of net income reflected in our audited consolidated financial statements for the applicable year.

(10)	Amounts reported represent the amount of adjusted pre-tax income, which is a non-GAAP financial measure that, for compensation purposes, is calculated by excluding executive bonus expense, acquisition-related expenses, purchase price adjustments, loss from debt extinguishment, impairments, abandonment of land contracts, discontinued operations and certain other nonrecurring expenses from net income before income taxes, as applicable during any particular year. While we use several financial and non-financial performance measures for purposes of evaluating performance for our compensation programs, we have determined that adjusted pre-tax income is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) that we use to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance.

Financial Performance Measures

We used the following financial performance measures during 2023 to link compensation actually paid to our named executive officers to company performance:

D. Francescon	R. Francescon	D. Messenger
Adjusted Pre-Tax Income	Adjusted Pre-Tax Income	Adjusted Pre-Tax Income
Adjusted EBITDA	Adjusted EBITDA	Adjusted EBITDA
Revenue	Revenue	Revenue
Closings	Closings	Closings

Pay Versus Performance Relationship

In accordance with Item 402(v) of SEC Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table above.

Century TSR, Peer Group TSR and Compensation Actually Paid

The graph below compares the cumulative total stockholder return (assuming reinvestment of dividends) on $100 invested in each of our common stock, a peer group of nine homebuilding companies similar to Century that was presented in this graph last year, and a broader industry peer group for the four-year period from December 31, 2019 to December 31, 2023. We believe the broader industry peer group is more representative of a group similar to Century.

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The former peer group of nine homebuilding companies includes: Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Home Corporation, Taylor Morrison Home Corporation, and Tri Pointe Homes, Inc. The broader industry peer group includes the following companies: Beazer Homes USA, Inc., Cavco Industries, Inc., Dream Finders Homes, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Home Corporation, NVR, Inc., PulteGroup, Inc., Skyline Champion Corporation, Taylor Morrison Home Corporation, Toll Brothers, Inc., and Tri Pointe Homes, Inc. Our cumulative TSR consistently outperformed the industry peer group’s cumulative TSR during the four years presented in the table. The stock price performance shown in the graph below is not indicative of future price performance.

As demonstrated by the following graph, the amount of compensation actually paid to our NEOs is aligned with our cumulative TSR over the four years presented in the table. The alignment of compensation actually paid with our cumulative TSR over the period presented is because a significant portion of the compensation actually paid to our NEOs is comprised of equity awards, the value of which is driven by the significant increase in our stock price over the four year period shown in the graph below. As described in more detail under “Compensation Discussion and Analysis,” 53% of total target compensation awarded to our Co-CEOs and 47% of total target compensation awarded to our former CFO was comprised of equity awards for 2023.

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Compensation Actually Paid and Net Income and Adjusted Pre-Tax Income

As demonstrated by the following two graphs, the amount of compensation actually paid to our NEOs is not necessarily aligned with our net income and our adjusted pre-tax income in each of the four years presented in the table; however, the amount of compensation is impacted by and correlated with the increase in our stock price over the four-year period. While we do not use net income as a performance measure in our overall executive compensation program, the performance measure of net income is correlated with the performance measures of adjusted EBITDA and adjusted pre-tax income, which we use when setting goals for our short-term incentive program and long-term incentive program, respectively. As described in more detail under “Compensation Discussion and Analysis,” we generally seek to incentivize creation of long-term stockholder value and, as a result, emphasize performance-based compensation elements, with superior performance resulting in above-market pay, and underwhelming performance resulting in below-market pay. For 2023, 90% of total target compensation awarded to our Co-CEOs and 85% of total target compensation awarded to our former CFO was comprised of performance-based compensation.

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CEO Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Act and Item 402(u) of SEC Regulation S-K, we are required to provide the ratio of the annual total compensation of each of Dale Francescon, our Co-CEO, and Robert J. Francescon, our Co-CEO, to the median of the annual total compensation of all employees of our company (other than our Co-CEOs). This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

For 2023:

●	the annual total compensation of each of our Co-CEOs was $12.6 million;

●	the annual total compensation of the employee identified at median of our Company (other than our Co-CEOs) was $97,890; and

●	based on this information, the ratio of the annual total compensation of each of our Co-CEOs to the annual total compensation of our median employee (identified in accordance with SEC rules and as described in greater detail below) was estimated to be 162:1.

To identify our median employee and to calculate the annual total compensation of our median employee and that of our co-CEOs, we used the following methodology, assumptions, and estimates:

●	Identification of Median Employee. To identify our median employee, we used the following methodology: we selected December 31, 2023 as the date to identify our employee population and “median employee.” We determined that, as of that date, our entire employee population, excluding our Co-CEOs, consisted of 1,687 total employees. In determining this population, we considered the employees of our subsidiaries and all of our employees other than our Co-CEOs, whether employed on a full-time, part-time, temporary, or seasonal basis. We did not include any contractors or other non-employee workers in our employee population. To identify the “median employee” from our employee population, we selected W-2 earnings as the most appropriate measure of compensation. To make them comparable, the W-2 earnings for newly hired permanent employees who had worked less than a year were annualized.

●	Calculation of Median Employee’s Annual Total Compensation. In accordance with applicable SEC rules, we calculated 2023 annual total compensation for this median employee using the same methodology we use for our named executive officers, as set forth in our Summary Compensation Table included on page 65 of this proxy statement.

●	Calculation of Co-CEOs’ Annual Total Compensation. With respect to the 2023 annual total compensation of our Co-CEOs, we used the amount set forth in the “Total” column of our Summary Compensation Table included on page 65 of this proxy statement.

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POTENTIAL pOST-tERMINATION AND CHANGE IN CONTROL PAYMENTS

Employment Agreements

The employment agreements with our NEOs contain severance provisions, including in connection with a change in control, intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. The receipt of any severance by these executives is conditioned upon the officer’s execution of a release of claims.

Under the employment agreements with our Co-CEOs, no severance benefits are payable if we terminate the executive’s employment for cause or if he resigns voluntarily and without good reason and other than by reason of retirement. If the executive’s employment is terminated due to disability, death or retirement, he or his estate will be entitled to receive (i) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated based on actual performance; (ii) in the event of termination due to death or disability, the immediate vesting of performance-based equity awards for the fiscal year or performance period in which employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals, but without proration based on the executive’s actual period of service, or, in the event of termination due to retirement, the performance-based equity awards for the fiscal year or performance period in which employment terminated will vest based on actual performance for the full performance period and as if he had not terminated employment; (iii) the immediate vesting of all equity awards granted to him not then based on performance; and (iv) our payment for up to 18 months of that portion of his COBRA premiums that exceeds what he would have paid if he were an active employee. For purposes of the agreements, “retirement” means the executive’s voluntary termination of his employment, provided the executive: (a) has reached (or will reach on or before the termination date) the age of 60 along with at least 25 years of employment with us (measured from November 1, 2000); and (b) provides us with notice of his intent to retire at least 90 days in advance of the termination date. If we terminate the executive’s employment without cause or if he terminates his employment for good reason, he will be entitled to (i) a lump sum cash severance payment equal to two times his annual base salary; (ii) a lump sum cash payment equal to the greater of either two times his average annual bonus for the three preceding fiscal years or two times his potential target bonus for the year in which the termination date occurs; (iii) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated calculated based on actual performance; (iv) the immediate vesting of the equity awards for the fiscal year or performance period in which employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals, but without proration based on the executive’s actual period of service; (v) the immediate vesting of all equity awards granted to him not then based on performance and (vi) our payment for up to 18 months of that portion of his COBRA premiums that exceeds the amount he would have paid as an active employee. If we terminate the executive’s employment without cause or if he terminates his employment for good reason, within six months preceding or within 24 months following a “change in control” (as defined in the agreements), in addition to the other payments described above (but in lieu of the payment in clauses (i) and (ii) above), the executive will receive a lump sum cash severance payment equal to three times his base salary and a lump sum cash payment equal to the greater of: (a) three times his potential target bonus for the year in which the termination date occurs; or (b) three times his average annual bonus for the three completed fiscal years immediately preceding the termination date.

Under the employment agreement with Mr. Messenger, no severance benefits were payable if we terminated Mr. Messenger’s employment for cause or if he resigned voluntarily and without good reason. In addition, any outstanding equity awards granted to him were required to be paid in accordance with their terms. Accordingly, in connection with Mr. Messenger’s voluntary resignation, effective March 22, 2024, no severance benefits were payable and all of his unvested PSU awards terminated. If Mr. Messenger’s employment was terminated due to disability or death, he or his estate would be entitled to receive (i) a prorated amount of his annual incentive bonus for the fiscal year in which employment terminated based on actual performance; (ii) the immediate vesting of a prorated amount of the performance-based equity awards he would have received for the fiscal year his employment terminated, calculated based on target performance; (iii) the immediate vesting of all equity awards granted to him not then based on performance; and (iv) our payment for up to 18 months of that portion of the executive’s COBRA premiums that exceeds what he would have paid as an active employee. If we terminated Mr. Messenger’s employment without cause or if he terminated his employment for good reason, he would be entitled to (i) a cash severance payment equal to his annual base salary payable as salary continuation over 12 months; (ii) the prorated amount of his annual incentive bonus for the fiscal year his employment terminated calculated based on actual performance; (iii) the immediate vesting of a prorated amount of the performance-based equity awards for the fiscal year his employment terminated, based on target performance; (iv) the immediate vesting of all equity awards granted to him not then based on performance; and (v) our payment for up to 18 months of that portion of his COBRA premiums that exceeds what he would have paid if he were an active employee. If we terminated Mr. Messenger’s employment without cause or if he terminated his employment for good reason within 24 months following a “change in control” (as defined in the agreement), in addition to the other payments described above (but in lieu of the cash severance and prorated annual bonus payments), Mr. Messenger would receive a lump sum amount equal to two times his annual base salary plus two times the greater of his target annual bonus for the year in which termination occurs or the average of his annual bonuses paid to him for the three completed fiscal years immediately preceding the termination date. Additionally, in lieu of the immediate vesting of only a prorated amount of his performance-based equity awards based on target performance, Mr. Messenger would receive the immediate vesting of his performance-based equity awards for the fiscal year or performance period in which his employment terminated based on target performance, unless actual performance exceeds target based on proration of the performance goals through the last day of the calendar quarter preceding the termination date, but in each case without proration based on his actual period of service.

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To the extent that any change in control payment or benefit would be subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to an amount that will not subject the executive to the excise tax if the reduction results in him receiving a greater amount on a net after tax basis than would be received if he received the payment and benefits and paid the excise tax.

Other Change in Control Arrangements

The Century Communities, Inc. 2022 Omnibus Incentive Plan and the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan under which awards have been granted to our NEOs contain “change in control” provisions. Under the plans, without limiting the authority of the Compensation Committee to adjust awards, if a “change in control” of Century (as defined in the applicable plan) occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed, or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed, or substituted and will continue to vest or lapse pursuant to such terms. Unless otherwise provided in an agreement, if the award is continued, assumed, or substituted by the successor entity and within two years following the change in control the executive is either terminated by the successor entity without “cause” or, if under the older plan, if the executive is an executive officer of Century, resigns for “good reason,” each as defined in the applicable plan, or if outstanding awards are not continued, assumed, or substituted with equivalent awards by the successor entity in connection with the change in control, then:

●	all restrictions imposed on restricted stock, RSU awards, or deferred units that are not performance-based held by such participant will lapse;

●	all vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination, resignation, or change in control, as applicable, but have not yet been paid, will be paid in cash or shares and at such time as provided in the award agreement; provided that if payment in the change in control transaction is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situated stockholders in the change in control; and

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●	all performance-based awards for which the performance period has not been completed as of the date of such termination, resignation or change in control, as applicable, held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on actual performance achieved through the date of termination, resignation or change in control, as applicable, with the manner of payment to be made in cash or shares, as provided in the award agreement, within 30 days following the date of termination, resignation, or change in control, as applicable, and provided that if payment in the change in control transaction is made in shares, the Compensation Committee may in its discretion provide the holder the consideration provided to other similarly situated stockholders in the change in control.

Potential Payments to Named Executive Officers

The table below shows potential payments to our NEOs, not otherwise earned, under various scenarios involving a termination of employment, including in connection with a change in control, and upon a change in control without a termination of employment, assuming a December 31, 2023 termination date. Pursuant to applicable SEC rules, all scenarios are showed for Mr. Messenger even though he voluntarily resigned effective March 22, 2024. All equity awards are valued at the closing price of our common stock on the last trading day of 2023, December 29, 2023 ($91.14), as reported by the NYSE.

Name	Benefit	Termination without Cause or for Good Reason Outside a Change in Control ($)	Termination without Cause or for Good Reason in Connection with a Change in Control ($)	Voluntary Termination/ Retirement(1) ($)	Death or Disability ($)	Change in Control(2) ($)
Dale Francescon	Severance Pay(3)	2,000,000	3,000,000	—	—	—
	Incentive Pay(4)	7,686,722	11,530,083	—	—	—
	RSU Award Vesting	582,111	582,111	—	582,111	—
	PSU Award Vesting(5)	36,056,989	36,056,989	—	36,056,989	—
	Other Benefits(6)	33,823	33,823	—	33,823	—

Robert J. Francescon	Severance Pay(3)	2,000,000	3,000,000	—	—	—
	Incentive Pay(4)	7,686,722	11,530,083	—	—	—
	RSU Award Vesting	582,111	582,111	—	582,111	—
	PSU Award Vesting(5)	36,056,989	36,056,989	—	36,056,989	—
	Other Benefits(6)	48,959	48,959	—	48,959	—

David L. Messenger	Severance Pay(7)	750,000	1,500,000	—	—	—
	Incentive Pay(8)	—	3,766,264	—	—	—
	RSU Award Vesting	262,119	262,119	—	262,119	—
	PSU Award Vesting(9)	3,406,905	13,557,348	—	3,406,905	—
	Other Benefits(6)	43,999	43,999	—	43,999	—

(1)	While the Co-CEOs are entitled to certain benefits under their employment agreements in the event of a retirement, neither executive currently meets the definition of retirement in his agreement to be entitled to such benefits. Mr. Messenger was not entitled to any benefits in the event of a retirement. No benefits were payable in connection with Mr. Messenger’s voluntary resignation, effective March 22, 2024.

(2)	Assumes equity awards are continued, assumed, or substituted with equivalent awards by the successor entity. If the equity awards are not continued, assumed, or substituted with equivalent awards by the successor entity, then the RSU awards will become immediately vested and issuable, resulting in a value of $582,111 in the case of each of the Co-CEOs and $262,119 in the case of our former CFO, and the PSU awards will automatically vest based on actual performance, resulting in a value of up to $36,477,327 in the case of each of the Co-CEOs and up to $13,715,294 in the case of our former CFO. The PSU award values represent payouts of the PSU awards for the 2022 to 2024 performance period and the 2023 to 2025 performance period since the PSU awards for the 2021 to 2023 performance period were already earned.

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(3)	Represents: (a) two times the executive’s base salary in the event of a termination without cause or for good reason outside a change in control; and (b) three times the executive’s base salary in the event of a termination without cause or for good reason in connection with a change in control.

(4)	Represents: (a) the greater of: (i) the sum of two times the executive’s target annual bonus for the year in which the date of termination occurs; or (ii) the sum of two times the executive’s average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason outside a change in control; and (b) the greater of: (i) the sum of three times the executive’s target annual bonus for the year in which the date of termination occurs; or (ii) the sum of three times the executive’s average annual bonus for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason in connection with a change in control. In the case of a termination due to death, disability or retirement, the executive is entitled to his prorated actual earned 2023 bonus, which amount ($7,000,000) is not included since it was earned as of December 31, 2023.

(5)	Represents the value of shares of our common stock that the executive would have been entitled to receive as payout of the PSU awards for the 2022 to 2024 performance period and the 2023 to 2025 performance period, which is based on the greater of (a) the number of PSU award shares at target and (b) the number of PSU award shares based on actual performance and performance goals prorated to the last day of the calendar quarter preceding the executive’s termination but without proration based on the Co-CEO’s actual period of service. Since actual performance exceeded target performance, the table reflects the value of the number of PSU award shares based on actual performance. The value of the number of PSU award shares based on target performance is $14,327,664, including dividend equivalent rights.

(6)	Represents our portion of the applicable COBRA premium for 18 months of continued coverage under our medical benefits plan.

(7)	Represents: (a) the executive’s current base salary in the event of a termination without cause or for good reason outside a change in control; and (b) two times the executive’s annual base salary in the event of a termination without cause or for good reason in connection with a change in control.

(8)	Represents two times the higher of: the executive’s target annual bonus for the year in which the date of termination occurs or the average annual bonus paid to the executive for the three completed fiscal years immediately preceding the date of termination in the event of a termination without cause or for good reason in connection with a change in control. In the case of a termination without cause or for good reason outside a change in control or due to death or disability, the executive is entitled to his prorated actual earned 2023 bonus ($3,750,000), which amount is not included in the table since it was earned as of December 31, 2023.

(9)	In the case of a termination without cause or for good reason outside a change in control and in the case of a termination due to death or disability, represents the value of the number of shares of our common stock the executive would have been entitled to receive as payout of the PSU awards for the 2022 to 2024 performance period and the 2023 to 2025 performance period. In the event of a termination without cause or for good reason outside the context of a change in control or in the event of a termination due to death or disability, the value is based on the number of PSU award shares at target and prorated based on the executive’s days of employment during the performance period.

In the case of a termination without cause or for good reason in connection with a change in control, represents the value of the number of shares of our common stock the executive would have been entitled to receive as payout of the PSU awards for the 2022 to 2024 performance period and the 2023 to 2025 performance period. In the event of a termination without cause or for good reason in connection with a change in control, the value is based on the greater of (a) the number of PSU award shares at target and (b) the number of PSU award shares based on actual performance and performance goals prorated to the last day of the calendar preceding the executive’s termination, and in each case without any proration based on the executive’s actual period of employment during the performance period. Since actual performance exceeded target performance, the table reflects the value of the number of PSU award shares based on actual performance. The value of the number of PSU award shares based on target performance is $6,734,061, including dividend equivalent rights.

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COMPENSATION Risk Assessment

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our NEOs, to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

●	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

●	performance-based, or at risk, compensation awarded to our employees, which for our higher-level employees constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation and utilizes several different performance measures and goals that are drivers of long-term success for our Company and stockholders and has appropriate maximums; and

●	a significant portion of performance-based compensation is in the form of long-term equity incentives, which do not encourage unnecessary or excessive risk because they generally have a three-year performance period or vest over a three-year period of time, thereby focusing our employees on our long-term interests.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interests of our employees, including in particular our executive officers, with those of our long-term stockholders while avoiding unnecessary or excessive risk.

ANTI-HEDGING and ANTI-PLEDGING POLICY

Under our insider trading policy, trading in our securities is subject to the following guidance for all officers and directors and those employees or consultants with access to material non-public information (collectively referred to as insiders):

●	Short Sales. No insider may engage in “short sales” (sales of securities that are not then fully owned and paid for), “hedging,” “share lending,” or derivatives trading (e.g., puts, calls, cash settled or other swaps or synthetic securities trading) of our securities.

●	Publicly Traded Options. No insider may engage in transactions in publicly traded options, such as “puts,” “calls” and other derivative securities (to the extent applicable to the Company), on a securities exchange or in any other organized market, or enter into hedges or swaps involving our securities.

●	Short-Term Trading. Insiders who purchase our securities may not sell any of our securities of the same class for at least six months after the purchase, and insiders who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale.

●	Trading on Margin. Insiders may not hold our securities in a margin account, except as permitted in certain circumstances by the Compliance Officer.

●	Pledging. Insiders may not pledge our securities as collateral for a loan, except as permitted in certain circumstances by the Compliance Officer.

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●	Standing Orders. Standing orders to purchase our securities should be used only for a very limited period of time (e.g., 72 hours). A standing order placed with a broker to sell or purchase securities at a specified price leaves the insider with no control over the timing of the transaction. A standing order transaction executed by the broker when an insider is aware of material nonpublic information may result in unlawful insider trading.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has or had any relationship requiring disclosure under Item 404 of SEC Regulation S-K or has ever been an officer or employee of Century or any of our subsidiaries. None of our executive officers serves, or in the past has served, as a member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or the Compensation Committee.

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DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In 2023, our non-employee director compensation was comprised of equity compensation, in the form of annual stock awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. Dale Francescon and Robert J. Francescon, as employee directors, do not receive any additional compensation for their service as directors.

DIRECTOR COMPENSATION Process

The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During 2023, the Compensation Committee engaged WealthPoint to review our non-employee director compensation. WealthPoint’s review consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of companies operating in the United States that are similarly situated to us. The peer group used for this analysis was the same peer group used for the executive compensation analysis. The Compensation Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program. On May 3, 2023, the Board of Directors, upon recommendation of the Compensation Committee, approved a $20,000 increase in the annual stock award to align Century’s non-employee director compensation program with the market median of its peer companies.

Director Compensation Program

The following table sets forth our non-employee director compensation program for 2023.

($)
Board Member Retainer	80,000
Audit Committee Chair Premium	15,000
Audit Committee Member Retainer (including Chair)	11,000
Compensation Committee Chair Premium	12,500
Compensation Committee Member Retainer (including Chair)	10,000
Nominating and Corporate Governance Committee Chair Premium	10,000
Nominating and Corporate Governance Committee Member Retainer (including Chair)	10,000
Annual Stock Award	175,000

Annual cash retainers are typically paid in advance either annually or quarterly.

Annual stock awards are granted on the date of the annual meeting of stockholders each year and the number of shares is determined by dividing the value by the closing price of our common stock on the grant date. The stock awards are fully vested on the date of grant. New director stock awards are granted on the date of election to the Board and are prorated.

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We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and Board committee meetings.

Under the terms of the Century Communities, Inc. 2022 Omnibus Incentive Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with FASB ASC Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $1 million (increased to $1.5 million with respect to any non-employee director serving as Chair of the Board or Lead Independent Director or in the fiscal year of a non-employee director’s initial service as a non-employee director). Any compensation that is deferred counts towards this limit for the year in which the compensation is first earned, and not a later year of settlement.

NON-EMPLOYEE Director Compensation HIGHLIGHTS

Some of the highlights of our non-employee director compensation are:

No Fees for Board or Committee Meeting Attendance: Meeting attendance is an expected part of Board service.

Emphasis on Equity: There is an emphasis on equity in the overall compensation mix to further align interests with stockholders.

Recognition of Special Roles: Special roles (such as Committee Chairs) are fairly recognized for their additional time commitments.

Annual Equity Grants with Immediate Vesting: Equity awards are granted annually with a fixed value and immediate vesting to support independence.

Limit on Total Non-Employee Director Compensation: Our omnibus incentive plan contains a limit on total non-employee director compensation.

Robust Stock Ownership Guidelines: A guideline of five times the annual Board cash retainer supports alignment with stockholders’ interests and mitigates potential compensation-related risk.

No Perquisites: Our directors receive no perquisites, personal benefits or other compensation.

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Summary Director Compensation Table for 2023

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2023. Each of Dale Francescon and Robert J. Francescon is not compensated separately for his service as a director, and his compensation is discussed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Patricia L. Arvielo	111,000	175,014	—	—	286,014
John P. Box	121,000	175,014	—	—	296,014
Keith R. Guericke	126,000	175,014	—	—	301,014
James M. Lippman	123,500	175,014	—	—	298,514
Elisa Zúñiga Ramírez(4)	19,197	98,274	—	—	117,471

(1)	The amounts reflected represent the grant date fair value of the stock awards, as computed in accordance with FASB ASC Topic 718. Each of the directors in the table received a stock award for 2,661 shares on May 3, 2023, the date of our 2023 annual meeting of stockholders, except for Ms. Ramírez who received a prorated stock award for 1,582 shares on October 16, 2023, the date her service as a new director commenced. For each director, the number of stock awards granted was determined by dividing the annual stock grant value, $175,000, or in the case of Ms. Ramírez, the prorated stock grant value, $98,288, by the closing price of our common stock on the grant date. Since all of the stock awards granted to our directors are vested and unrestricted, none of our directors held any unvested stock awards as of December 31, 2023.

(2)	We do not grant any stock options as part of our non-employee director compensation program. None of our directors held any stock options as of December 31, 2023.

(3)	We do not provide perquisite and other personal benefits to our non-employee directors.

(4)	Ms. Ramírez joined the Board on October 16, 2023; and, therefore, the information reflects fees earned for her service on the Board following such appointment.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Code of Business Conduct and Ethics outlines the principles, policies, and values that govern the activities of Century, including with respect to conflicts of interest. It is specifically required by our Code of Business Conduct and Ethics that any transaction involving a conflict of interest be approved by a vote of a majority of Century’s disinterested and independent directors. Our Chief Financial Officer is generally responsible for overseeing and monitoring compliance with respect to transactions involving conflicts of interest. On any new related party transactions, if the party involved in the transaction is a member of the Board of Directors, such member of the Board is required to recuse or abstain from involvement in the decision. In addition, the charter of our Audit Committee requires the Audit Committee to approve or ratify all related party transactions. On a quarterly basis, the Audit Committee reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the Board.

Transactions with Related Persons

For the period beginning on January 1, 2023 to the date of this proxy statement, the following are our current arrangements with a related party:

Employment and Other Agreements with Named Executive Officers

We have entered into an employment agreement and aircraft time sharing agreements with each of our Co-Chief Executive Officers, Dale Francescon and Robert J. Francescon, and our former Chief Financial Officer, David L. Messenger. Mr. Messenger’s agreements terminated effective March 22, 2024 in connection with his voluntary resignation. Please see the sections above entitled “Executive Compensation—Employment and Other Agreements” for a description of these agreements.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors, Co-Chief Executive Officers, Interim Chief Financial Officer, and former Chief Financial Officer. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe these indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Other Related Party Transactions

James Francescon, the son of Robert J. Francescon, our Co-Chief Executive Officer, serves as our Executive Vice President, Corporate Operations. During 2023, he received total gross compensation of $646,500.

The son of David L. Messenger, our former Chief Financial Officer, purchased a home from Century for approximately $650,000 at a closing held during 2023 and in connection with such purchase obtained a mortgage of approximately $552,500 from Inspire Home Loans. Both the home purchase and mortgage were made in the ordinary course of Century’s business, on the same terms available to the general public, and did not involve more than normal risk of collectability or present other unfavorable features.

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STOCK OWNERSHIP

Significant Beneficial Owners

The table below sets forth information as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than 5% of our outstanding common stock.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Common Stock	BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	5,224,314	16.4%
Common Stock	Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,616,485	8.2%
Common Stock	Wellington Management Group LLP(4) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,169,260	6.8%
Common Stock	The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, PA 19355	2,020,013	6.4%
Common Stock	Dale Francescon(6) 8390 East Crescent Parkway, Suite 650 Greenwood Village, CO 80111	1,930,482	6.1%
Common Stock	Robert J. Francescon(7) 8390 East Crescent Parkway, Suite 650 Greenwood Village, CO 80111	1,638,508	5.2%

(1)	Percent of class is based on 31,781,757 shares of our common stock outstanding as of our record date, March 11, 2024.

(2)	Based solely on information contained in a Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on January 22, 2024, reflecting beneficial ownership as of December 31, 2023, with sole voting authority with respect to 5,082,981 shares and sole investment discretion with respect to 5,224,314 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

(3)	Based solely on information contained in a Schedule 13G/A of Dimensional Fund Advisors LP, an investment adviser, filed with the SEC on February 9, 2024, reflecting beneficial ownership as of December 29, 2023, with sole investment discretion with respect to 2,616,485 shares and sole voting authority with respect 2,579,340 shares. Dimensional Fund Partners LP does not have shared voting or dispositive power over any of the shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-adviser to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser, and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the shares that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

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(4)	Based solely on information contained in a Schedule 13G/A filed jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (collectively, the “Wellington Group”) filed with the SEC on February 9, 2024, reflecting beneficial ownership as of December 29, 2023. The Wellington Group reported aggregate beneficial ownership of 2,169,260 shares. Each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP reported shared investment discretion with respect to 2,169,260 shares and shared voting authority with respect to 1,694,643 shares. Wellington Management Company LLP reported shared investment discretion with respect to 2,021,434 shares and shared voting authority with respect to 1,654,507 shares.

(5)	Based solely on information contained in a Schedule 13G/A that was filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., an investment adviser, reflecting beneficial ownership as of December 29, 2023, with sole investment discretion with respect to 1,963,577 shares, sole voting authority with respect 0 shares, shared investment discretion with respect to 56,436 shares and shared voting authority with respect to 25,642 shares.

(6)	Based in part on information contained in a Schedule 13G/A filed by Dale Francescon with the SEC on February 5, 2024, reflecting beneficial ownership as of December 31, 2023. Includes 224,333 shares of our common stock directly owned by Dale Francescon, 250,000 shares of common stock held by the Dale Francescon Roth IRA and 1,274,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 35,000 shares of our common stock held by the DCF Family Foundation and 140,000 shares of our common stock held by the James R. Francescon 2020 Trust. Dale Francescon, the sole trustee of the James R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the James R. Francescon 2020 Trust. Also includes 6,162 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 11, 2024 and an additional 225 shares of common stock issuable upon settlement of dividend equivalent rights associated with such restricted stock unit awards.

(7)	Based in part on information contained in a Schedule 13G/A filed by Robert J. Francescon with the SEC on February 5, 2024, reflecting beneficial ownership as of December 31, 2023. Includes 274,328 shares of our common stock directly owned by Robert J. Francescon, 250,000 shares of common stock held by the Robert J. Francescon Roth IRA, and 887,793 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. Also includes 220,000 shares of Common Stock held by the Nicholas R. Francescon 2020 Trust. Robert J. Francescon, the sole trustee of the Nicholas R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the Nicholas R. Francescon 2020 Trust. Also includes 6,162 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 11, 2024 and an additional 225 shares of common stock issuable upon settlement of dividend equivalent rights associated with such restricted stock unit awards.

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Security Ownership by Management

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of March 11, 2024, by:

●	each of our directors;

●	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” on page 65; and

●	all of our current directors and executive officers as of the date of this proxy statement as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and subject to community property laws, where applicable. The number of shares beneficially owned represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting of restricted stock units or the exercise of any option, warrant, or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account, or similar arrangement; or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

Class of Securities	Name of Beneficial Owner	Title/Position	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Common Stock	Dale Francescon(3)	Chairman of the Board and Co-Chief Executive Officer	1,930,482	6.1%
Common Stock	Robert J. Francescon(4)	Co-Chief Executive Officer, President, and Director	1,638,508	5.2%
Common Stock	Patricia L. Arvielo	Director	8,308	*
Common Stock	John P. Box	Director	54,296	*
Common Stock	Keith R. Guericke	Director	41,379	*
Common Stock	James M. Lippman	Director	35,658	*
Common Stock	Elisa Zúñiga Ramírez	Director	1,582	*
Common Stock	David L. Messenger	Former Chief Financial Officer and Secretary	193,594	*
Common Stock	All directors and executive officers as a group (8 persons)		3,713,824	11.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes for the persons listed below the shares of common stock listed below issuable upon the vesting of restricted stock unit awards, including the settlement of related dividend equivalent rights, within 60 days of March 11, 2024:

Name	Number of Restricted Stock Units
Dale Francescon	6,387
Robert J. Francescon	6,387
Patricia L. Arvielo	0
John P. Box	0
Keith R. Guericke	0
James M. Lippman	0

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Name	Number of Restricted Stock Units
Elisa Zúñiga Ramírez	0
David L. Messenger	2,876
Current Directors and Executive Officers as a Group	12,774

(2)	Percent of class is based on 31,781,757 shares of our common stock outstanding as of our record date, March 11, 2024.

(3)	Based in part on information contained in a Schedule 13G/A filed by Dale Francescon with the SEC on February 5, 2024, reflecting beneficial ownership as of December 31, 2023. Includes 224,333 shares of our common stock directly owned by Dale Francescon, 250,000 shares of common stock held by the Dale Francescon Roth IRA and 1,274,762 shares of our common stock beneficially owned through Dale Francescon’s ownership interest in DF Century, LLC, an entity controlled by him. Also includes 35,000 shares of our common stock held by the DCF Family Foundation and 140,000 shares of our common stock held by the James R. Francescon 2020 Trust. Dale Francescon, the sole trustee of the James R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the James R. Francescon 2020 Trust. Also includes 6,162 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 11, 2024 and an additional 225 shares of common stock issuable upon settlement of dividend equivalent rights associated with such restricted stock unit awards. See also note (1) above.

(4)	Based in part on information contained in a Schedule 13G/A filed by Robert J. Francescon with the SEC on February 5, 2024, reflecting beneficial ownership as of December 31, 2023. Includes 274,328 shares of our common stock directly owned by Robert J. Francescon, 250,000 shares of common stock held by the Robert J. Francescon Roth IRA, and 887,793 shares of our common stock beneficially owned through Robert J. Francescon’s ownership interest in RJF Century, LLC, an entity controlled by him. Also includes 220,000 shares of Common Stock held by the Nicholas R. Francescon 2020 Trust. Robert J. Francescon, the sole trustee of the Nicholas R. Francescon 2020 Trust, has sole voting and dispositive power over the shares held by the Nicholas R. Francescon 2020 Trust. Also includes 6,162 shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of March 11, 2024 and an additional 225 shares of common stock issuable upon settlement of dividend equivalent rights associated with such restricted stock unit awards. See also note (1) above.

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and named executive officers with those of our stockholders. The stock ownership guidelines for our non-employee directors and named executive officers are as follows:

Position	Guideline
Non-Employee Director	5x annual cash retainer
Co-Chief Executive Officers	6x annual base salary
Other Named Executive Officers	3x annual base salary

While shares of common stock underlying unvested time-based restricted stock or restricted stock units are included in determining compliance with the guideline, unvested performance-based awards and any stock options do not count towards compliance with the guideline.

Each director and named executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his tenure, five years from the date established in connection with such increase to reach his stock ownership targets. Until the applicable stock ownership target is achieved, each director and Co-Chief Executive Officer subject to the guidelines is required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards, and other named executive officers are required to retain an amount equal to 60% of the net shares received as a result of the vesting of restricted stock awards or restricted stock unit awards. All of our directors and named executive officers are in compliance with our stock ownership guidelines, taking into account the five-year compliance deadline and other exceptions.

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Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common stock that may be issued under our equity compensation plan as of December 31, 2023. All outstanding awards have been granted under the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated, and more recently the Century Communities, Inc. 2022 Omnibus Incentive Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	1,456,810	(1)	$0.00	(2)	2,511,598	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,456,810	(1)	$0.00	(2)	2,511,598	(3)

(1)	Amount includes 342,266 shares of our common stock issuable upon the vesting of RSU awards and 1,114,544 outstanding PSU awards, assuming a maximum level of achievement, and including dividend equivalent rights. The actual number of shares that will be issued under the PSU awards is determined by the level of achievement of a performance goal.

(2)	RSU and PSU awards do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

(3)	All shares of our common stock remaining available for future issuance are issuable under the stockholder-approved Century Communities, Inc. 2022 Omnibus Incentive Plan.

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INFORMATION ABOUT THE 2024 ANNUAL MEETING

The Board of Directors is using this proxy statement to solicit your proxy for use at our 2024 Annual Meeting of Stockholders. The Board is soliciting proxies to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending an Important Notice of Availability of Proxy Materials for the Annual Meeting (which we refer to as the “Internet Notice”) to most of our stockholders of record and paper or electronic copies of the proxy materials to our remaining stockholders of record. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders may request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, May 8, 2024, at 1:00 p.m. local time, at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237.

Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (303) 268-8398.

WhAT ARE THE PURPOSES OF THE Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this proxy statement:

Proposal	Item of Business
Proposal No. 1	Election of Directors
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal No. 3	Advisory Vote on Executive Compensation
Proposal No. 4	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

are there any matters to be voted on at the annual meeting that are not included in this proxy statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this proxy statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement, or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

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WhO CAN ATTEND the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares. Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid, government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

WhO IS ENTITLED TO VOTE AT the Annual Meeting?

Holders of record of shares of our common stock as of the close of business on March 11, 2024, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment thereof. At the close of business on the record date, there were 31,781,757 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

hOW MANY SHARES MUST BE PRESENT?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Your shares will be counted toward the quorum if you submit a proxy or vote at the Annual Meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

WhAT IF A QUORUM IS NOT PRESENT?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

hOW DO I VOTE?

We recommend stockholders vote by proxy even if they attend the Annual Meeting. If your shares are registered in your name, you may vote your shares by one of the five following methods:

Vote by Internet	Go to www.proxyvote.com and follow the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or proxy card.
Vote by Telephone	Call 800-690-6903 and follow the instructions for telephone voting shown on your proxy card.
Vote by Mail

Complete, sign, date and mail your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet, telephone or mobile device, please do not mail your proxy card.

Vote by Mobile Device	Scan the QR code on your Notice Regarding the Availability of Proxy Materials or proxy card and follow the links.

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Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Savings Time, on May 7, 2024. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions on how to vote from the bank, broker, or holder of record. You must follow the instructions of such bank, broker, or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker, or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

WhAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” are held in the name of a bank or broker on a person’s behalf.

CAN i VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

WhAT ARE BROKER NON-VOTES?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm in Proposal No. 2 is a routine matter; and accordingly, a broker is entitled to vote shares held for a beneficial owner on that proposal without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe, based on the rules of the NYSE, that the election of directors in Proposal No. 1, the advisory vote on executive compensation in Proposal No. 3, and the advisory vote on frequency of future advisory votes on executive compensation in Proposal No. 4, are non-routine matters; and accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Whether a voting proposal is ultimately determined routine or non-routine is determined by the NYSE. Accordingly, if beneficial owners desire not to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

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The Board recommends that you vote:

●	FOR the election of Dale Francescon, Robert J. Francescon, Patricia L. Arvielo, John P. Box, Keith R. Guericke, James M. Lippman and Elisa Zúñiga Ramírez to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified;

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

●	FOR the approval of the advisory vote on our executive compensation; and

●	ONE YEAR for the advisory vote on frequency of future advisory votes on executive compensation.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

WHAT IS THE REQUIRED VOTE FOR EACH PROPOSAL?

Proposal	Votes Required	Effect of Abstentions	Effect of Broker Non- Votes
Proposal No. 1: Election of Directors

Majority of votes cast. This means that nominees receiving more “FOR” votes than “AGAINST” votes will be elected as directors. Nominees receiving more “AGAINST” votes than “FOR” votes are expected to tender a written offer of resignation.

		Abstentions will have no effect.	Broker non-votes will have no effect.
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.(1)
Proposal No. 3: Advisory Vote on Executive Compensation(2)	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.
Proposal No. 4: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation(3)	The frequency option receiving an affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or represented by proxy and entitled to vote will be the option selected by the stockholders on this advisory vote. If none of the alternatives receives a majority vote, then the frequency option receiving the greatest number of votes cast will be deemed the preferred option on this advisory vote.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

Century Communities, Inc. – 2024 Proxy Statement	95

_______________________________________________________

(1)	Under applicable NYSE rules, brokers and custodians may vote on a ratification of appointment of independent registered public accounting firm proposal in their discretion; and therefore, we do not expect any broker non-votes on this proposal.

(2)	While an advisory vote, the Compensation Committee and Board expect to take in account the outcome of this vote when considering future executive compensation.

(3)	While an advisory vote, the Compensation Committee and Board expect to take in account the outcome of this vote when considering the frequency of future advisory votes on executive compensation.

WhAT IF I DON’T SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, as described above.

WhAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope.

CAN I REVOKE OR CHANGE MY VOTE?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

●	by submitting a duly executed proxy bearing a later date;

●	by granting a subsequent proxy through the Internet or telephone;

●	by giving written notice of such revocation to our Corporate Secretary; or

●	by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Century Communities, Inc.

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to our Corporate Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Century Communities, Inc. – 2024 Proxy Statement	96

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate stockholder votes. An agent of Broadridge Financial Solutions, Inc. will act as our independent inspector of elections for the Annual Meeting.

WheRE CAN I FIND THE VOTING RESULTS?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

CAN I GET A PRINTED COPY OF THE PROXY MATERIALS?

Yes. We will mail this proxy statement and our 2023 Annual Report, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of our receipt of such request.

Century Communities, Inc. – 2024 Proxy Statement	97

OTHER MATTERS

Stockholder Proposals and Director Nominations for 2025 Annual Meeting OF STOCKHOLDERS

Date of 2025 Annual Meeting of Stockholders

We anticipate that our 2025 Annual Meeting of Stockholders (2025 Annual Meeting) will be held on Wednesday, May 7, 2025.

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2024 Annual Meeting proxy statement, a proposal must be received by us no later than November 27, 2024 and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws

Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board, or propose other business for consideration, at the 2025 Annual Meeting is required to give written notice of such stockholder’s intention to make such a nomination or proposal to our Corporate Secretary at our principal executive offices at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2025 Annual Meeting, such notice of nomination or proposal must be made in accordance with our Bylaws, which require appropriate notice to us of the nomination or proposal not less than 90 days nor more than 120 days prior to the date of such Annual Meeting of Stockholders. A notice of nomination or proposal is also required to contain specific information as required by our Bylaws. A nomination which does not comply with the requirements of our Bylaws may not be considered. The Nominating and Corporate Governance Committee will consider validly nominated director candidates and will provide its recommendations to the Board. In general, to be timely, we must receive the notice of nomination or proposal not later than the 90th day nor earlier than the 120th day prior to the date of the first anniversary of the 2024 Annual Meeting. In this regard, we must receive the notice of nomination or proposal no earlier than January 8, 2025 and no later than February 7, 2025. In addition, if applicable, stockholders who intend to solicit proxies in support of director nominees other than Century’s nominees at the 2025 Annual Meeting must give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2025 Annual Meeting. This notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our Bylaws and must include the information in the notice required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Century’s shares entitled to vote on the election of directors in support of director nominees other than Century’s nominees, as required by Rule 14a-19(b).

We encourage stockholders who wish to submit a proposal or nomination to seek independent counsel. Century will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Century Communities, Inc. – 2024 Proxy Statement	98

Cost of Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Internet Notice or this proxy statement by mail, we will request that brokers, banks, and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Internet Notices, proxies, and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of Century and our stockholders. If we engage a proxy solicitor, we expect the fees to be approximately $5,000 plus out-of-pocket expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile, or special delivery letter.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations, or contact Investor Relations by telephone at (303) 268-8398. Upon written request, we will promptly deliver a separate copy of the proxy statement and annual report to such shareholder. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit Committee Report under “Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm” will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this proxy statement, notice, and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Copies of 2023 Annual Report

Our 2023 Annual Report, including our Annual Report on Form 10-K and the financial statements and the financial statement schedules included therein, for the year ended December 31, 2023, are available without charge upon written request to: Century Communities, Inc., 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, Attention: Investor Relations. Our 2023 Annual Report is also available on our website at www.centurycommunities.com.

Century Communities, Inc. – 2024 Proxy Statement	99

Your vote is important. Please promptly vote your shares of Century common stock by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating, and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Dale Francescon
Chairman of the Board and Co-Chief
Executive Officer

Greenwood Village, Colorado

March 27, 2024

Century Communities, Inc. – 2024 Proxy Statement	100

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this proxy statement, we use the term net homebuilding debt to net capital, which is a non-GAAP financial measure. This non-GAAP financial measure is presented to provide stockholders additional information to facilitate the comparison of our past and present operations. We believe non-GAAP financial measures provide useful information to investors because they are used to evaluate our performance on a comparable year-over-year basis. Non-GAAP financial measures are not in accordance with, or an alternative for, measures calculated in accordance with U.S. generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. These measures should only be used to evaluate our financial results in conjunction with the corresponding GAAP measures. Accordingly, we qualify our use of non-GAAP financial information in a statement when non-GAAP financial information is presented.

NET HOMEBUILDING DEBT TO NET CAPITAL

The following table presents net homebuilding debt to net capital as of December 31, 2023 and 2022. Net homebuilding debt to net capital is a non-GAAP financial measure we use as a supplemental measure in evaluating our liquidity. We calculate this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus our outstanding borrowings under our construction loan agreements and our repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to total capital. We believe the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in our operations and as an indicator of our ability to obtain external financing. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period.

(dollars in thousands)

	December 31,
	2023	2022
Notes payable	$1,062,471	$1,019,412
Revolving line of credit	—	—
Construction loan agreements	(44,895)	(7,389)
Total homebuilding debt	1,017,576	1,012,023
Total stockholders’ equity	2,386,936	2,150,215
Total capital	$3,404,512	$3,162,238
Homebuilding debt to capital	29.9%	32.0%

Total homebuilding debt	1,017,576	1,012,023
Cash and cash equivalents	(226,150)	(296,724)
Cash held in escrow	(101,845)	(56,569)
Net homebuilding debt	689,581	658,730
Total stockholders’ equity	2,386,936	2,150,215
Net capital	$3,076,517	$2,808,945
Net homebuilding debt to net capital	22.4%	23.5%

Century Communities, Inc. – 2024 Proxy Statement	101

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CENTURY
COMMUNITIES®

8390 E. Crescent Parkway, Suite 650 | Greenwoood Village, CO 80111 | 303.770.8300
CenturyCommunities.com

SCAN TO
VIEW MATERIALS & VOTE

CENTURY COMMUNITIES, INC.
8390 E CRESCENT PKWY STE 650
GREENWOOD VILLAGE, CO 80111

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 7, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 7, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V35992-P07805

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTURY COMMUNITIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Dale Francescon	☐	☐	☐
1b. Robert J. Francescon	☐	☐	☐
1c. Patricia L. Arvielo	☐	☐	☐
1d. John P. Box	☐	☐	☐
1e. Keith R. Guericke	☐	☐	☐
1f. James M. Lippman	☐	☐	☐
1g. Elisa Zúñiga Ramirez	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐
3. To approve, on an advisory basis, our executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

V35993-P07805

CENTURY COMMUNITIES, INC.
Annual Meeting of Stockholders
May 8, 2024 1:00 PM, Local Time
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Dale Francescon and Jarrett Coleman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CENTURY COMMUNITIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2024, at 1:00 p.m. local time at the Hyatt Regency Denver Tech Center located at 7800 East Tufts Avenue, Denver, Colorado 80237, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side